As filed with the Securities and Exchange Commission on November 8, 2001
                                                      Registration No. 333-41796
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               _________________

                                POST-EFFECTIVE
                              AMENDMENT NO. 1 TO
                                   FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                SONIC SOLUTIONS
          (Exact Name of Sonic Solutions as Specified in Its Charter)

         California                              7373                         93-0925818
(State or other jurisdiction of        (Primary Standard Industrial        (I.R.S. Employer
 incorporation or organization)        Classification Code Number)        Identification No.)

      101 Rowland Way, Ste 110, Novato, California 94945, (415) 893-8000 (Address, including zip code, and telephone number, including area code, of
                Sonic Solutions'  principal executive offices)

                   Robert J. Doris, Chief Executive Officer
       101 Rowland Way, Ste 110, Novato, California 94945 (415) 893-8000 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                               ________________

                                  Copies to:

                 Kyle V. Guse                          A. Clay Leighton
     Heller Ehrman White & McAuliffe LLP               Sonic Solutions
            275 Middlefield Road                   101 Rowland Way, Ste. 110
        Menlo Park, California 94025               Novato, California 94945
         Telephone: (650)  324-7000                Telephone: (415) 893-8000
         Facsimile: (650) 324-0638                 Facsimile: (415) 893-8008

     Approximate date of commencement of proposed sale to the public: As soon as practicable following the effectiveness of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering: [_] _______________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_] _______________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                              __________________

                                CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------
                                                                     Proposed        Proposed
                                                                      Maximum        Maximum
                                Amount             Offering          Aggregate       Amount of
     Title of Securities        to be               Price            Offering       Registration
      to be Registered       Registered (1)      Per Share (1)       Price (2)         Fee (3)
------------------------------------------------------------------------------------------------
Common Stock, no par value    2,500,000           $4.03125            $10,078,125    $2,661.00
------------------------------------------------------------------------------------------------
================================================================================================

(1) In accordance with Rule 416 under the Securities Act of 1933, common stock offered hereby shall also be deemed to cover additional securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the common stock on the Nasdaq National Market on July 18, 2000, as reported in The Wall Street Journal.

(3) Amount previously paid in connection with registration statement filed on July 20, 2000.
                              __________________

     Sonic Solutions hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until Sonic Solutions shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

     Explanatory Note:  This Post-Effective Amendment (the "Post-Effective
     ----------------
Amendment") No. 1 to Registration Statement on Form S-1 relates to Registration Statement on Form S-1 (333-41796) filed with the Securities and Exchange Commission on July 20, 2000 and declared effective on November 19, 2000. The Post-Effective Amendment contains updated financial and other information about the Company.

    PRELIMINARY PROSPECTUS - SUBJECT TO COMPLETION. DATED NOVEMBER 8, 2001

                                SONIC SOLUTIONS


                               2,500,000 Shares
                                 Common Stock

     This prospectus may be used only for the resale of up to 2,500,000 shares of common stock by Kingsbridge Capital. See "Selling Security Holder." Kingsbridge may acquire these shares from us pursuant to the private equity line agreement which we executed with Kingsbridge on May 4, 2000. Kingsbridge will receive all of the proceeds from the sale of the shares and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. Under the private equity agreement, however, we will receive the proceeds from the sale of the shares to Kingsbridge in an aggregate total amount of up to $20,000,000. Pursuant to this prospectus we will pay the expenses incurred in registering the shares, including legal and accounting fees. As of October 31, 2001, we have issued 1,548,686 shares of our common stock to Kingsbridge under this agreement.

     Our common stock trades on the Nasdaq National Market under the symbol "SNIC". On October 31, 2001, the closing price for our common stock, as reported on the Nasdaq National Market, was $1.240 per share.

     Beginning on page 3, we have listed several "RISK FACTORS" which you should consider. You should read the entire prospectus carefully before you make your investment decision.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. Kingsbridge is offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

               The date of this Prospectus is November __, 2001.

     The information in the prospectus may be changed. We may not sell these securities until the post-effective amendment to the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer is not permitted.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
SUMMARY.................................................................     1
THE OFFERING............................................................     2
SUMMARY CONSOLIDATED FINANCIAL INFORMATION..............................     3
RISK FACTORS............................................................     4
USE OF PROCEEDS.........................................................    10
THE EQUITY LINE AGREEMENT...............................................    11
SELLING SECURITY HOLDER.................................................    13
PLAN OF DISTRIBUTION....................................................    14
SELECTED FINANCIAL DATA.................................................    16
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS...............................................    17
THE BUSINESS............................................................    22
MARKET FOR SONIC SOLUTIONS' COMMON EQUITY...............................    42
MANAGEMENT..............................................................    43
EXECUTIVE COMPENSATION..................................................    45
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..........    47
DESCRIPTION OF CAPITAL STOCK............................................    50
LEGAL MATTERS...........................................................    52
EXPERTS.................................................................    52
INDEX TO FINANCIAL STATEMENTS...........................................   F-1
INDEPENDENT AUDITORS' REPORT............................................   F-2

                                    SUMMARY

                                Sonic Solutions

     This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which this document refers you.

     We primarily develop, market and support workstations used by professionals to edit and process digital audio and digital video information. Our workstation products are computer based, and usually include applications software and sometimes plug-in hardware installed on a personal computer. Our customers use various kinds of peripheral devices -- for example, disk drives, streaming tape drives, audio and video tape recorders, and CD and DVD recorders -- along with our products. Although we do not manufacture or sell the personal computer or peripheral devices used with our products, we typically talk about the complete configuration of personal computer, Sonic hardware, Sonic software, and peripherals as a "Sonic workstation". Some of our workstation products are based on Apple Macintosh personal computers, while others are intended for use on personal computers equipped with the Microsoft Windows operating system.

     We currently market multiple professional workstation product lines:
SonicStudio(TM), DVD Creator(TM), DVD Fusion(TM), ReelDVD(TM), and Sonic Scenarist(TM). SonicStudio is a line of Macintosh based professional audio workstations that our customers use to prepare audio for release on Digital Audio Compact Discs (CDs), for release with video and film entertainment, and for broadcast on radio. All of our other workstation products are used by professional customers to prepare video and audio content for release on DVD-Video/Audio discs. DVD Creator is a Macintosh based DVD-Video/Audio production workstation which supports the preparation and assembly of video and audio assets for release on the DVD-Video disc format and the new DVD-Audio disc format. DVD Fusion which is available for both Macintosh and Windows PCs, provides video producers and editors a lower priced set of tools for encoding, authoring and proofing DVD-Video titles. DVD Fusion is often used with non-linear video editing systems such as those provided by Avid Technology and Media
100. Sonic Scenarist is a Windows based workstation product used by high end professional customers to prepare DVD-Video titles. ReelDVD is a Windows based product targeted at corporate and "prosumer" users to prepare DVD-Video titles.

     In the past two years we have started supplying software products outside of our traditional professional audio/video market. In September 1999, we began shipping DVDit!(TM) -- a Windows based DVD-Video authoring software product which provides simplified DVD authoring capabilities to consumer, "prosumer," and some professional users. In the fall of 2000 we introduced a simplified Windows based DVD-Video creation product called MyDVD(TM) intended for use by consumers, and targeted to be used with a new generation of low cost DVD recording devices which are being introduced to the personal computing market during 2001.

                                 The Offering

     We and Kingsbridge entered into a private equity agreement on May 4, 2000. Pursuant to that agreement, we are entitled to sell from time to time up to $20,000,000 of common stock to Kingsbridge. In no event, however, can we sell any shares in an amount in excess of 19.9% of our outstanding common stock. The agreement also requires us to file a registration statement covering the resale of the shares sold to Kingsbridge. This prospectus is part of that registration statement.

Common Stock offered by Kingsbridge..........................   Up to 2,500,000 shares of Common Stock.
Common Stock outstanding as of October 15, 2001..............   14,393,916 shares
Use of Proceeds..............................................   We will not receive any of the proceeds from sales
                                                                by Kingsbridge pursuant to this prospectus.
Nasdaq National Market Symbol................................   SNIC

                  Summary Consolidated Financial Information

     The following selected financial data should be read in conjunction with the financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this registration statement. The selected financial data presented below under the caption "Statement of Operations Data" and "Balance Sheet Data" for, and as of the end of, each of the years in the five-year period ended March 31, 2001 are derived from the financial statements of Sonic Solutions, which financial statements have been audited by KPMG LLP, independent certified public accountants. The financial statements as of March 31, 2001 and 2000, and for each of the years in the three-year period ended March 31, 2001, and the report thereon, are included elsewhere in this document. The statement of operations data for the three months ended June 30, 2000 and June 30, 2001 and the balance sheet information as of June 30, 2000 and June 30, 2001 are unaudited but include, in the opinion of management, all adjustments, including normal recurring adjustments, necessary for a fair presentation of such information. Results for the three months ended June 30, 2001 are not necessarily indicative of results which may be expected for any other interim periods or for the year as a whole.

                                                            Years Ended March 31,               Quarters Ended June 30,
                                                    ----------------------------------------    -----------------------
                                                    1997     1998     1999     2000     2001     2000             2001
                                                    ----     ----     ----     ----     ----     ----             ----
                                                      (in thousands, except share amounts)             (unaudited)

STATEMENT OF OPERATIONS DATA:
Net revenue....................................  $15,911   19,881   21,899   20,827   16,519       5,001          4,204
Gross profit...................................    8,479    9,672   12,352   11,835   10,627       3,267          2,815

Operating loss.................................   (5,095)  (5,225)  (1,557)  (5,542)  (5,745)     (1,204)        (1,642)
Net loss.......................................  $(5,191)  (5,876)  (1,859)  (5,694)  (5,855)     (1,246)        (1,643)

Basic loss per share...........................  $ (0.69)   (0.76)   (0.21)   (0.56)   (0.47)      (0.10)         (0.12)
Weighted average shares used in computing per
 share amounts.................................    7,542    7,761    8,896   10,460   12,402      12,201         13,399

Diluted loss per share.........................  $ (0.69)   (0.76)   (0.21)   (0.56)   (0.47)      (0.10)         (0.12)
Weighted average shares used in computing per
 share amounts.................................    7,542    7,761    8,896   10,460   12,402      12,201         13,399

BALANCE SHEET DATA:
Working capital................................  $ 6,263    1,164    1,167    4,976      458       4,035           (103)
Total assets...................................  $15,889   12,630   13,765   14,968   11,738      14,142         11,369
Preferred stock................................       --    1,500      956      506    1,750          --          1,774
Shareholders' equity...........................  $ 8,430    5,418    5,932    8,750    5,455       7,522          4,494

                                 RISK FACTORS

     Purchasing our shares involves a high degree of risk. In this section of the prospectus we discuss some specific risks associated with an investment in our company.

     We have had losses in each of the past five years and in the first quarter
     --------------------------------------------------------------------------
of fiscal year 2002.
-------------------

     We were unprofitable during each of the last five fiscal years and in the first quarter of fiscal year 2002 ended June 30, 2001. For example, in fiscal year 2001, we had a net loss of $5,855,000, in fiscal year 2000 we had a net loss of $5,694,000 and for the first quarter in fiscal year 2002 we had a net loss of $1,643,000. We were unprofitable during the first three quarters of the 1999 fiscal year, during each quarter of the 2000 and 2001 fiscal years and during the first quarter of the 2002 fiscal year. We may not be profitable at any time in the future. Our lack of profitability could cause our share price to decline. The other risks identified below could also cause the value of our shares to decline. We cannot, however, estimate the likelihood that our shares will decline in value or the amount by which they may decline.

     During the last three years we had negative operating cash flows and expect
     ---------------------------------------------------------------------------
this to continue.
----------------

     We might need additional financing in order to continue to operate. We had a negative operating cash flow of $124,000, $2,628,000 and $848,000 for the fiscal years ended March 31, 1999, 2000 and 2001, respectively. This means that without access to outside capital we would have had to cease or significantly curtail operations. During the first quarter of fiscal year 2002, we had a small positive operating cash flow of $7,000. We believe that we may continue to run a negative operating cash flow for the foreseeable future, and might continue to need to obtain additional financing to continue to operate. If we are unable to obtain such financing, then we may have to cease or significantly curtail operations.

     Our  equity line agreement with Kingsbridge Capital Limited may be
     ------------------------------------------------------------------
unavailable or insufficient to meet our future cash needs.
----------------------------------------------------------

     In May 2000, we entered into an equity line agreement with Kingsbridge Capital Limited which allows us to sell our common stock to Kingsbridge from time to time. Under the agreement we may sell up to $20,000,000 worth of our common stock, but only up to that number of shares of common stock which equals 19.9% of our outstanding shares. When we sell shares to Kingsbridge, the price per share is equal to the market price of our common stock around the time of the sale to Kingsbridge minus a discount. That discount ranges from 8% to 12%.

     Issuance of stock under that agreement may also dilute our stockholders,
     ------------------------------------------------------------------------
adversely affect our earnings per share, and may reduce our share price.
-----------------------------------------------------------------------

     As of October 31, 2001, we have sold under this agreement 1,548,686 shares of common stock with gross proceeds to us of approximately $1,600,000. Because of the 19.9% limit on the number of shares we may sell to Kingsbridge, the maximum number of shares we could sell after October 31, 2001 under this agreement would be approximately 951,000 shares. Sale of the maximum number of shares would result in dilution to our shareholders of approximately 6.6%. Stated another way, if we sold the maximum number of shares to Kingsbridge, current shareholders (other than Kingsbridge) would own approximately 91.6% of our company.

     Our ability to sell stock to Kingsbridge is contingent upon a number of terms and conditions, including, for example, continued listing of our stock on NASDAQ, effectiveness of a registration statement, continued accuracy of representations and warranties made to Kingsbridge and lack of material adverse changes to our business. Sales are also limited by the market price and trading volume of our stock. The risk to us is that because of these limitations at the time we need cash in the future, the equity line arrangement with Kingsbridge may be unavailable or insufficient to meet our cash needs causing us to cease or significantly curtail operations.

     Issuance of shares under the equity line agreement with Kingsbridge will result in a greater number of our shares outstanding. As a result, to the extent we have net income in the future, net income per share will be lower due to the larger number of shares outstanding.

     The risk of dilution from sales of stock to Kingsbridge may cause our stock
     ---------------------------------------------------------------------------
price to decline.
----------------

     The perceived risk of dilution from sales of stock to Kingsbridge may cause holders of our stock to sell their shares, or it may encourage short-sales.
This could contribute to a decline in our share price.

     Any failure to successfully integrate the business we have acquired could
     -------------------------------------------------------------------------
negatively impact us.
--------------------

     In February 2001, we acquired the DVD business and assets of Daikin by issuing 700,000 shares of Series D convertible preferred stock and 395,000 shares of common stock. The Daikin assets we acquired added significantly to our
balance sheet.   Before acquiring the Daikin assets we had assets of $8,772,000 and after the acquisition, at fiscal year end March 31, 2001, we had $11,738,000 of assets. Approximately 25% of our assets are therefore derived from the acquisition. The acquisition and integration of the Daikin business involves risks for us and for our shareholders. These risks include:

     .    Distracting management from day-to day operations of our business;

     . Costs, delays and inefficiencies associated with integrating acquired operations, products and personnel;

     . Incurring increased software amortization expenses related to the acquired assets;

     . The potential dilution resulting from conversion of the preferred stock issued to Daikin;

     . Undiscovered and unknown problems, defects or other issues related to the Daikin products that become known to us only some time after consummation of the acquisition;

     . Negative reactions from our current resellers, or our current customers, to the acquisition; and

     . Negative reactions from the current resellers or the current customers of the Daikin business to the acquisition of that business by us.

     The Daikin DVD business was not profitable when owned by Daikin and there was concern that the business would have been unable to operate as a going concern. It is possible that the Daikin DVD business will not be a positive contributor to our operations but instead will constitute a drain on our resources.

     If new digital formats are unsuccessful, it is unlikely that we will
     --------------------------------------------------------------------
generate sufficient revenues to recover our development cost.
------------------------------------------------------------

     Our business involves new digital audio and video formats, such as DVD-Video and DVD-Audio, and, more recently, the new recordable DVD formats including DVD-RAM, DVD-R/RW and DVD+RW. If these formats prove to be unsuccessful or are not accepted for any reason, there will be only limited demand for our products.

     We may have to incur significant product redesign costs if chip
     ---------------------------------------------------------------
manufacturers discontinue or redesign their products.
----------------------------------------------------

     The hardware components of our products are based on integrated circuits or "chips" produced by other companies. For example, we use the I960 chip manufactured by IBM. If this chip manufacturer or another chip manufacturer discontinues or redesigns the chips we use for our products, then we will likely incur significant costs to redesign our products to handle these changes. We cannot estimate the amount of these costs or the likelihood that we will have to redesign our products.

     Our reliance on outsourcing and single suppliers for our manufacturing and
     --------------------------------------------------------------------------
components makes us vulnerable to supplier operational problems.
---------------------------------------------------------------

     Our outsourcing manufacturing program commits responsibility for almost all of our manufacturing activities to a single supplier, Arrow Bell Electronics.
In addition, we often use components that are only available from a single source. Those components include, for example, Phillip's Video Scaler and various Xilinx devices. Reliance on a single supplier for manufacturing or for certain manufacturing components makes us vulnerable to operating or financial problems encountered by those suppliers.

     If we fail to protect our products' intellectual property rights, such as
     -------------------------------------------------------------------------
trade secrets, we may not be able to market our products successfully.
---------------------------------------------------------------------

     Our products are based in large part on proprietary technology which we have sought to protect with patents, trade-marks and trade-secrets. We have several patents and have filed applications for additional patents. We have also registered trademarks for the following: SonicStudio, DVD Creator, and DVD Fusion, among others. To the extent that we use patents to protect our proprietary rights, we may not be able to obtain needed patents or, if granted, the patents may be held invalid or otherwise indefensible. In addition, we make extensive use of trade secrets that we may not be able to protect. To the extent we are unable to protect our proprietary rights, competitors may enter the market offering products identical to ours, with a negative impact on sales of our products.

     Other companies' intellectual property rights may interfere with our
     --------------------------------------------------------------------
current or future product development and sales.
-----------------------------------------------

     We have never conducted a comprehensive patent search relating to the technology we use in our products. There may be issued or pending patents owned by third parties that relate to our products. If so, we could incur substantial costs defending against patent infringement claims or we could even be blocked from selling our products.

     Other companies may succeed in obtaining valid patents covering one or more of the key techniques we utilize in our products. If so, we may be forced to obtain required licenses or implement alternative non-infringing approaches.

     Our products are designed to adhere to industry standards, such as DVD-ROM, DVD-Video, DVD-Audio and MPEG video. A number of companies and organizations hold various patents that claim to cover various aspects of DVD and MPEG technology. We have entered into license agreements with certain companies relative to some of these technologies. For instance, we have entered into license agreements with Dolby Licensing Corporation covering Dolby Digital Audio and Meridian Lossless Packing. Such license agreements may not be sufficient to grant all of the intellectual property rights to us necessary to market our products.

     We may become involved in costly and time-consuming patent litigation.
     ----------------------------------------------------------------------

     Third parties could pursue us claiming that our products infringe various patents. Patent infringement litigation could be time consuming and costly. If the litigation resulted in an unfavorable outcome for us, we could be subject to substantial damage claims and a requirement that we obtain a royalty or license agreement to continue using the technology in issue. Such royalty or license agreements might not be available to us on acceptable terms, or at all, resulting in serious harm to our business.

     For example, a group of companies have formed an organization called MPEG-LA to enforce the rights of holders of patents covering aspects of MPEG-2 video technology. We have been asked by MPEG-LA to enter into a license agreement with them. We have not entered into such an agreement with MPEG-LA, though we are continuing to evaluate the situation. The cost to us of such a license cannot be estimated at this time.

     Because many of our products operate only on Macintosh computers, the
     ---------------------------------------------------------------------
potential success of our products is tied to the success of this platform.
-------------------------------------------------------------------------

     Many of our current products, including DVD Creator and DVD Fusion (Macintosh version), operate only on Macintosh computers manufactured by Apple Computer. If Macintosh computers become in short supply, sales of our products will likely decline. If there is a decrease in the use of the Macintosh as a computing platform in the professional and corporate audio and video markets, there will likely be a decrease in demand for our products. If there are changes in the operating system or architecture of the Macintosh, it is likely that we will incur significant costs to adapt our products to the changes.

     In this regard, in March of 2001 Apple Computer announced that Macintosh OS X would now be available for use with its Macintosh computers. Recently, Apple Computer has announced that new models of the Macintosh will be delivering with OS X, though those machines will still be able to run the earlier 9.x versions of the Macintosh OS. Industry observers anticipate that at some point before the end of 2002, new Macintosh computers will be able only to run with OS X. While OS X currently offers a "compatibility mode" which supports OS 9.x compatible applications, we believe that we will soon have to modify our Macintosh applications to OS X in order to continue to be able to run with the latest Macintosh models. Such a modification may be difficult to accomplish and if it proves to be lengthy our revenues could be significantly reduced in the interim.

     Some of our competitors possess greater technological and financial
     -------------------------------------------------------------------
resources than we do, may produce better or more cost-effective products than
-----------------------------------------------------------------------------
ours and may be more effective than we are in marketing and promoting their
---------------------------------------------------------------------------
products.
----------

     There is a substantial risk that competing companies will produce better or more cost-effective products, or will be better equipped than we are to promote them in the marketplace. A number of companies have announced or are delivering products which compete with our products. These include Apple Computer, MedioStream, MGI, Pinnacle Systems, Roxio, and Ulead. Most of these companies have greater financial and technological resources than ours.

     In January 2001, Apple announced two new DVD authoring products. The first product, iDVD is intended for consumer users and we believe will compete with MyDVD and DVDit!. The second product, DVD Studio Pro, is intended for professional users, and we believe will compete with DVDit!-PE, DVD Fusion and ReelDVD. Apple also announced the availability of aggressively priced DVD recorders with certain models of the Macintosh personal computer. More recently, Apple has announced the upcoming availability of iDVD2, which adds new, attractive functionality to the iDVD product. Also, Apple recently purchased Spruce Technologies, a long-standing competitor or ours in the professional DVD market that may bolster Apple's DVD technology base and make it more difficult for our products to compete with theirs.

     We have little ability to reduce expenses to compensate for reduced sales.
     -------------------------------------------------------------------------

     We tend to close the greatest number of sales in the last month or last weeks of a quarter and we generally do not know until quite late in a quarter whether our sales expectations for the quarter will be met. For example, in recent quarters, as much as 75% of sales have been procured in the last month of the quarter. Because most of our quarterly operating expenses and our inventory purchasing are committed prior to quarter end, we have little ability to reduce expenses to compensate for reduced sales.

     For example, in the fiscal quarter ending December 31, 2000, we experienced a significant slowdown of demand for our professional DVD products in the last month of that quarter, particularly in the North American and Japanese markets. Although we attempted to control expenses in the face of this slowdown, the changes we were able to make were quite small, leading to a significantly greater operating loss for the quarter.

     Approximately 10% of our revenue derives from sales to a single company and
     ---------------------------------------------------------------------------
another 12% was derived from sales to a large distributor.
---------------------------------------------------------

     During the last three fiscal years, 1999, 2000, 2001 and the first quarter of fiscal year 2002, between 7% and 11%, of our revenue was derived from sales of audio processing subsystems to Discreet Logic. During the fiscal years 2000, 2001 and the first quarter of fiscal year 2002, an additional 10%, 12% and 13%, respectively, of our revenue was derived from sales to our Japanese dealer, Sanshin Electronics Company. A decrease or interruption in either Discreet Logic's or Sanshin's business or their demand for our products would cause a significant decrease in our revenue.

     A significant portion of our revenue derives from sales made to foreign
     -----------------------------------------------------------------------
customers located primarily in Europe and Japan.
-----------------------------------------------

     Revenue derived from these customers accounted for approximately 47% of our revenues in fiscal years 2000 and 2001 and approximately 54% in the first quarter of fiscal year 2002. These foreign customers expose us to the following risks, among others:

     . currency movements in which the U.S. dollar becomes significantly stronger with respect to foreign currencies, thereby reducing relative demand for our products outside the United States;

     .  import and export restrictions and duties;

     . foreign regulatory restrictions, such as, safety or radio emissions regulations; and

     .  liquidity problems in various foreign markets.

     The issuance of common stock to Daikin upon conversion of preferred stock
     -------------------------------------------------------------------------
will dilute the relative ownership of existing common stockholders and could
----------------------------------------------------------------------------
result in lower market price for our stock.
------------------------------------------

     Based upon the number of shares of common stock outstanding on September 30, 2001, conversion of 850,000 shares of preferred stock into common stock would dilute our shareholders by 6%. This potential dilution could reduce the market price of our common stock.


                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly, and current reports, proxy statements, and other documents with the Commission. You may read and copy any document we file at the Commission's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. The Commission also maintains an internet site at http://www.sec.gov where information regarding issuers, including Sonic Solutions, may be found. Such reports, proxy statements and other information can also be inspected at the offices of the Nasdaq Stock Market at 9513 Key West Avenue, Rockville, Maryland 20850-3389.

     This prospectus is part of a registration statement that we filed with the Commission. The registration statement contains more information than this prospectus regarding Sonic Solutions and its common stock, including additional exhibits and schedules. You can get a copy of the registration statement from the Commission at the address listed above or from its internet site.

                           FORWARD LOOKING STATEMENTS

     Forward looking statements made in this prospectus or in the documents incorporated by reference herein that are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

     A number of risks and uncertainties, including those discussed under the caption "Risk Factors" above could affect such forward-looking statements and could cause actual results to differ materially from the statements made.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares by Kingsbridge pursuant to this prospectus. Any proceeds from the sale of shares by us to Kingsbridge will be used for general corporate purposes, including:

     .  funding operating losses;

     .  payment of trade payables; and

     .  payment of product development costs.

                           THE EQUITY LINE AGREEMENT

     On May 4, 2000, we entered into a private equity line agreement with the selling security holder, Kingsbridge. This agreement authorized us to issue and sell from time to time up to an aggregate of $20,000,000 of our common stock to Kingsbridge. In no event, however, are we authorized to sell stock in excess of 19.9% of our outstanding common stock.

     We may start selling stock to Kingsbridge under the agreement on the date the SEC declares the registration statement, which includes this prospectus, effective. We may at our discretion continue to sell stock from time to time for the following 24-month period. As of October 31, 2001, we had sold 1,548,686 shares to Kingsbridge for aggregate proceeds of $1,600,000.

     For purposes of a stock sale under the private equity line agreement we compute the "Current Average Market Price" of our common stock by taking the average of the lowest trading prices of our common stock reported on the Nasdaq National Market System over a five day period. This period begins two trading days before, and end two trading days after the day on which we notify Kingsbridge of our intention to sell common stock to them.

     The price at which we may sell shares to Kingsbridge is:

     . 88% of the then Current Average Market Price of our common stock if that price is $5.00 or less;
     . 90% of the Current Average Market Price if that price is greater than $5.00 but less than $9.00;
     . 91% of the Current Average Market Price if that price is equal to or greater than $9.00 but less than $13.00; and
     . 92% of the Current Average Market Price if that price is equal to or greater than $13.00.

     Certain conditions, none of which are within the control of Kingsbridge, must be satisfied before we can sell shares of common stock, and before Kingsbridge becomes obligated to purchase shares. These conditions include, but are not limited to, the following:

     . The registration statement, which includes this prospectus, must have been declared effective by the SEC;
     . Our representations and warranties to Kingsbridge set forth in the private equity agreement must be accurate as of the date of each sale;
     . No statute, rule, regulation, executive order, decree, ruling or injunction is in effect that prohibits or directly and adversely affects any of the transactions contemplated by the private equity agreement;
     . No material adverse change in our business, operations, properties, prospects or financial condition since the date we filed our most recent report with the SEC pursuant to the Exchange Act of 1934 has occurred.
     . Our common stock has not been delisted from the Nasdaq Stock Market nor suspended from trading;
     . The number of shares already held by Kingsbridge, together with those shares we are proposing to sell, does not exceed 9.9% of the total amount of our common stock that would be outstanding upon completion of the sale;
     . At least 15 trading days must have elapsed since the date of the last notice of sale if the sale is for $650,000 or less, and at least 20 days must have elapsed if the sale is for more than $650,000.

     . The average trading volume of our common stock for a 15-day period must be at least 10,000 shares per day.

     The maximum value of shares we may sell at any one time is as follows:

     . $150,000 if the Current Average Market Price of our stock is less than $3.00;
     . $500,000 if the average daily volume of shares of common stock traded during the preceding 10 trading days is 40,000 shares or less;
     . $750,000 if the average daily volume of shares of common stock traded during the preceding 10 trading days is greater than 40,000 shares and less than 60,000 shares; and
     . $1,000,000 if the average daily volume of shares of common stock traded during the preceding 10 trading days is equal to or greater than 60,000 shares.

     We may not be able to satisfy all conditions required under the private equity agreement. Therefore, we may not be able to sell any shares to Kingsbridge.

     As required by the private equity line agreement, we will prepare and file amendments and supplements to the registration statement that was originally declared effective on November 9, 2000, as may be necessary until Kingsbridge no longer holds any common stock acquired under the private equity agreement or until Kingsbridge can resell the common stock without a registration statement. As explained in the "Plan of Distribution," we have agreed to bear certain expenses, excluding broker discounts and commissions, if any, in connection with the registration statement.

                            SELLING SECURITY HOLDER

The following table sets forth certain information regarding beneficial ownership of our common stock by Kingsbridge as of October 15, 2001. The number of shares beneficially owned by Kingsbridge prior to the offering is less than one percent of our common stock currently outstanding. Because Kingsbridge may sell some or all of the shares offered hereby, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares by Kingsbridge, no estimate can be given as to the actual amount of shares that will be held by Kingsbridge after completion of such distribution. See "Plan of Distribution".

                                             Common Stock                   Common                   Common Stock
                                          Beneficially Owned                 Stock                Beneficially Owned
                                           Prior to Offering                 to be                  After Offering
                                        Number          Percent              sold              Number          Percent
                                      ---------        ---------        -------------        ---------        ---------
Kingsbridge Capital Ltd......          233,856              2%          2,500,000(1)             --               --
  Dawson Building
  Main Street
  Road Town
  Tortola, BVI
     Total:..................          233,856              2%          2,500,000                --               --

     Kingsbridge has not had a material relationship with Sonic Solutions within the past three years, except as a result of entering into a Private Equity Line of Credit Agreement with Sonic Solutions dated December 31, 1997, a Stock Purchase Agreement with Sonic Solutions dated May 20, 1999 and a Private Equity Line Agreement with Sonic Solutions dated May 4, 2000.


--------------------------
(1) Of the 2,500,000 registered initially, 1,548,686 shares have been issued and sold as of October 15, 2001. We are not, however, able to determine the number of shares resold by Kingsbridge using this prospectus.

                              PLAN OF DISTRIBUTION

     All or a portion of the shares offered hereby by Kingsbridge may be delivered and/or sold in transactions from time to time on the over-the-counter market, on The Nasdaq National Market, in negotiated transactions, or a combination of such methods of sale, at market prices prevailing at the time, at prices related to such prevailing prices or at negotiated prices. Kingsbridge may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from Kingsbridge. Kingsbridge is an "underwriter" within the meaning of the Securities Act. Any broker-dealers that participate in the distribution may under certain circumstances also be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such broker-dealers and any profits realized on the resale of shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. We have agreed to indemnify Kingsbridge with respect to the shares offered hereby against certain liabilities, including, without limitation, certain liabilities under the Securities Act, or, if such indemnity is unavailable, to contribute toward amounts required to be paid in respect of such liabilities.

     Any broker-dealer participating in such transactions as agent may receive commissions from Kingsbridge (and, if they act as agent for the purchaser of such shares, from such purchaser). Broker-dealers may agree with Kingsbridge to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for Kingsbridge, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to Kingsbridge. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. In connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above. To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing:

     .   the name of any such broker-dealers;

     .   the number of shares involved;

     .   the price at which such shares are to be sold;

     . the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable;

     . that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

     .   other facts material to the transaction.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale of shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, Kingsbridge will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of our shares of common stock by the selling security holder.

     Kingsbridge will pay all commissions, transfer taxes, and certain other expenses associated with the sale of securities by them. The shares offered hereby are being registered pursuant to contractual obligations and we have paid the expenses of the preparation of this prospectus.

     We have also agreed to reimburse the selling security holder for certain costs and expenses incurred in connection with this offering including insurance related to Kingsbridge's activities as an underwriter. These may include the fees, expenses and disbursements of counsel for the selling security holder incurred in the preparation of the stock purchase agreement and associated documentation and the registration statement of which this prospectus forms a part.

     The price at which the common stock will be issued by us to Kingsbridge will be 88% of the average market price on the date we issue shares if the average market price is equal to or less than $5.00; 90% of the average market price on the date we issue shares if the average market price is greater than $5.00 and less than $9.00; 91% of the average market price if the average market price is $9.00 or greater and less than $13; and, 92% of the average market price if the average market price is $13 or greater. Assuming an aggregate put amount of $1,000,000 and an average market price of $5.00 or less, underwriting compensation to Kingsbridge would equal $120,000.

                            SELECTED FINANCIAL DATA

     The following selected financial data should be read in conjunction with the financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this registration statement. The selected financial data presented below under the caption "Statement of Operations Data" and "Balance Sheet Data" for, and as of the end of, each of the years in the five-year period ended March 31, 2001 are derived from the financial statements of Sonic Solutions, which financial statements have been audited by KPMG LLP, independent certified public accountants. The financial statements as of March 31, 2001 and 2000, and for each of the years in the three-year period ended March 31, 2001, and the report thereon, are included elsewhere in this document. The statement of operations data for the three months ended June 30, 2000 and June 30, 2001 and the balance sheet information as of June 30,2000 and June 30, 2001 are unaudited but include, in opinion of management, all adjustments, including normal recurring adjustments, necessary for a fair presentation of such information. Results for the three months ended June 30, 2001 are not necessarily indicative of results which may be expected for any other interim periods or for the year as a whole.

                                              Years Ended March 31,                Quarters Ended June 30,
                                   -------------------------------------------     ------------------------
                                     1997     1998     1999     2000     2001        2000           2001
                                   -------   ------   ------   ------   ------      ------         ------
                                       (in thousands except share amounts)                (unaudited)
STATEMENT OF OPERATIONS DATA:
Net revenue......................  $15,911   19,881   21,899   20,827   16,519         5,001        4,204
Cost of revenue..................    7,432   10,209    9,547    8,992    5,892         1,734        1,389
                                   -------   ------   ------   ------   ------        ------       ------
Gross profit.....................    8,479    9,672   12,352   11,835   10,627         3,267        2,815

Operating expenses:
 Marketing and sales.............    6,000    7,257    7,216    8,938    8,710         2,347        2,176
 Research and development........    5,737    6,037    5,137    6,155    5,148         1,351        1,448
 General and administrative......    1,837    1,603    1,556    2,284    2,514           773          450
 Business integration............        -        -        -        -        -             -          383
                                   -------   ------   ------   ------   ------        ------       ------
Total operating expenses.........   13,574   14,897   13,909   17,377   16,372         4,471        4,457
                                   -------   ------   ------   ------   ------        ------       ------

Operating loss...................   (5,095)  (5,225)  (1,557)  (5,542)  (5,745)       (1,204)      (1,642)
Other expense, net...............      (96)    (651)    (302)    (249)    (110)          (42)          (1)
Benefit for income taxes.........        -        -        -      (97)       -             -            -
                                   -------   ------   ------   ------   ------        ------       ------

Net loss.........................  $(5,191)  (5,876)  (1,859)  (5,694)  (5,855)       (1,246)      (1,643)
                                   =======   ======   ======   ======   ======        ======       ======

Basic loss per share.............   $(0.69)   (0.76)   (0.21)   (0.56)   (0.47)        (0.10)       (0.12)
Weighted average shares used in
 computing per share amounts.....    7,542    7,761    8,896   10,460   12,402        12,201       13,399

Diluted loss per share...........   $(0.69)   (0.76)   (0.21)   (0.56)   (0.47)        (0.10)       (0.12)
Weighted average shares used in
 computing per share amounts.....    7,542    7,761    8,896   10,460   12,402        12,201       13,399

BALANCE SHEET DATA:
Working capital..................  $ 6,263    1,164    1,167    4,976      458         4,035         (103)
Total assets.....................  $15,889   12,630   13,765   14,968   11,738        14,142       11,369
Shareholders' equity.............  $ 8,430    5,418    5,932    8,750    5,455         7,522        4,494

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


OVERVIEW; CERTAIN FACTORS THAT MAKE FUTURE RESULTS DIFFICULT TO PREDICT; CERTAIN ITEMS TO REMEMBER WHEN READING OUR FINANCIAL STATEMENTS

     Our quarterly operating results vary significantly depending on the timing of new product introductions and enhancements by ourselves and by our competitors. Our results also depend on the volume and timing of orders which are difficult to forecast. Because our customers generally order on an as-needed basis, and we normally ship products within one week after receipt of an order, we don't have an order backlog which can assist us in forecasting results. For all these reasons, our results of operations for any quarter are a poor indicator of the results to be expected in any future quarter.

     A large portion of our quarterly revenue is usually generated in the last few weeks of the quarter. Since our ongoing operating expenses are relatively fixed, and we plan our expenditures based primarily on sales forecasts, if revenue generated in the last few weeks of a quarter do not meet our forecast, operating results can be very negatively affected.

     We capitalize a portion of our software development costs in accordance with Statement of Financial Accounting Standard No. 86. Such capitalized costs are amortized to cost of revenue over the estimated economic life of the product, which is generally three years. See Note 4 of Notes to Financial Statements.

     RESULTS OF OPERATIONS

     The following table sets forth certain items from Sonic Solutions' statements of operations as a percentage of net revenue for fiscal years 1999 through 2001 and for the quarters ended June 30, 2000 and 2001:

                                                Years ended March 31,                     Quarters ended June 30,
                                      ----------------------------------------        ------------------------------
                                       1999             2000             2001             2000              2001
                                                                                      (unaudited)        (unaudited)
Net revenue                           100.0%           100.0%           100.0%           100.0%            100.0%
Cost of revenue                        43.6             43.2             35.7             34.7              33.0
                                      -----           ------           ------           ------            ------
Gross profit                           56.4             56.8             64.3             65.3              67.0
Operating expenses:
     Marketing and sales               33.0             42.8             52.7             46.9              51.8
     Research and development          23.5             29.6             31.2             27.0              34.4
     General and administrative         7.0             11.0             15.2             15.5              10.7
     Business integration               ---              ---              ---              ---               9.1
                                      -----           ------           ------           ------            ------
Total operating expenses               63.5             83.4             99.1             89.4             106.0
                                      -----           ------           ------           ------            ------
Operating loss                         (7.1)           (26.6)           (34.8)           (24.1)            (39.0)
Other expense                          (1.4)            (1.2)            (0.7)            (0.8)             (0.0)
Benefit for income taxes                ---              0.5              ---              ---               ---
                                      -----           ------           ------           ------            ------
Net loss                               (8.5)%          (27.3)%          (35.5)%          (24.9)%           (39.0)%
                                      =====           ======           ======           ======            ======

Comparison of First Quarters Ended June 30, 2000 and 2001

    Net Revenue. Our net revenue decreased from $5,001,000 for the first quarter ended June 30, 2000 to $4,204,000 for the first quarter ended June 30, 2001, representing a decrease of 16%. The decrease in revenue is primarily due to decreases in sales of our professional audio and DVD systems which were partially offset by increases in sales of our consumer DVD products, including DVDit!. Our professional audio and DVD sales decreased from $4,467,000 for the first quarter ended June 30, 2000 to $3,038,000 for the first quarter ended June 30, 2001, representing a decrease of 32%. Decreases in sales of our professional audio and DVD products were partially offset in the first quarter ended June 30, 2001 by sales of Daikin related products which we acquired in February, 2001. Sales of our consumer DVD products increased from $534,000 for the first quarter ended June 30, 2000 to $1,166,000 for the first quarter ended June 30, 2001, representing an increase of 118%. We anticipate that we could continue to experience declines in sales of our professional audio and DVD systems in the future, however, we anticipate growth in sales of our consumer DVD products.

    International sales accounted for 46.8% and 53.6% of our net revenue for the first quarter ended June 30, 2000 and 2001, respectively. See Note 10 of Notes to Condensed Financial Statements. International sales have historically represented around 50% of our total sales, and we expect that they will continue to represent a significant percentage of future revenue.

    Cost of Revenue. Our cost of revenue, as a percentage of net revenue decreased from 34.7% for the first quarter ended June 30, 2000 to 33.0% for the quarter ended June 30, 2001. The decrease in cost of revenue is primarily due to a shift in sales product mix towards higher margin consumer DVD systems and to the reduction of hardware as a percentage of revenue in our professional DVD systems. Additionally, the Daikin products we acquired in February 2001 carry a higher margin as they are primarily software products. We anticipate that in future periods we will continue to experience reductions in our cost of revenue, as a percentage of net revenue, as our product mix continues to shift to sales of the higher margin software-only products.

    Marketing and Sales. Our marketing and sales expenses decreased from $2,347,000 for the first quarter ended June 30, 2000 to $2,176,000 for the first quarter ended June 30, 2001. Marketing and sales represented 46.9% and 51.8% of net revenue for the first quarter ended June 30, 2000 and 2001, respectively. Our marketing and sales expenses decreased primarily due to decreases in advertising and marketing costs related to our DVD product lines and due to a decrease in dealer and employee commissions. Our marketing and sales headcount increased from forty-two at June 30, 2000 to forty-four at June 30, 2001.
Dealer and employee commission expenses, as a percentage of net revenue remained constant at 4.0% for the first quarter ended June 30, 2000 and June 30, 2001 but decreased 15% in dollar terms from $183,000 to $155,000.

    Research and Development. Our research and development expenses increased from $1,351,000 for the first quarter ended June 30, 2000 to $1,448,000 for the first quarter ended June 30, 2001. Our research and development expenses represented 27.0% and 34.4% of net revenue for the first quarter ended June 30, 2000 and 2001, respectively. We capitalize a portion of our software development costs in accordance with Statement of Financial Accounting Standards No. 86. (This means that a portion of the costs we incur for software development are not recorded as an expense in the period in which they are actually incurred. Instead they are recorded as an asset on our balance sheet. The amount recorded on our balance sheet is then amortized over the estimated life of the products in which the software is included.) Our research and development expenses increased primarily due to higher salary expense associated with an increase in headcount from thirty-four at June 30, 2000 to thirty-six at June 30, 2001 and to increases in consulting expenses relating to our consumer DVD products.

    General and Administrative. Our general and administrative expenses decreased from $773,000 for the first quarter ended June 30, 2000 to $450,000 for the first quarter ended June 30, 2001. Our general and administrative expenses represented 15.5% and 10.7% of net revenue for the first quarter ended June 30, 2000 and 2001, respectively. Included in general and administrative expenses for the first quarter ended June 30, 2000 is a charge to bad debt expense of $170,000, which represented an additional reserve for sales to audio professionals and distributors who were experiencing liquidity difficulties due to a decline in their business. We anticipate that general and administrative expenses (exclusive of the bad debt expense) will increase in the future as costs increase and our operations expand.

     Business Integration Expense. In conjunction with the Daikin acquisition completed in February 2001, we incurred expenses to transition the business to our management. We anticipate that the integration expenses will decrease and ultimately be eliminated over the next few quarters. Business integration expenses primarily consisted of engineering consulting expenses per the Daikin Consulting Agreement dated February 27, 2001.

    Other Income and Expense. Other income on our statement of operations includes the interest we earned on cash balances and short term investments. Other expense includes primarily the interest and other financing charges related to financing agreements we had with entities associated with Hambrecht & Quist.

    Provision for Income Taxes. In accordance with Statement of Financial Accounting Standards No. 109, no provision was made for income taxes for the first quarters ended June 30, 2000 and 2001. During the 2001 fiscal year, we exhausted our ability to carryforward some of our tax losses resulting from operations in the fiscal year ended March 31, 1997.


COMPARISON OF FISCAL YEARS ENDED MARCH 31, 2001, 2000 and 1999

     Net Revenue. Our net revenue decreased from $21,899,000 in fiscal 1999 to $20,827,000 in fiscal 2000 to $16,519,000 in fiscal 2001, representing a decrease of 5% from fiscal 1999 to fiscal 2000 and a decrease of 21% from fiscal 2000 to fiscal 2001. The decreases in fiscal 2000 and fiscal 2001 were primarily due to decreases in sales of our professional audio and DVD systems which were partially offset by increases in sales of our consumer DVD products, including DVDit!. Our professional audio and DVD sales decreased approximately 13% in fiscal 2000 and 26% in fiscal 2001. Decreases in our professional audio and DVD sales were partially offset in fiscal 2001 by sales of Daikin related products subsequent to our purchase of Daikin's DVD business in late February. Sales of our consumer DVD products commenced during fiscal year 2000, in fiscal year 2001 sales of these products increased 35%.

     We anticipate that we will continue to experience declines in sales of our professional audio and DVD systems, however, we anticipate significant growth in sales of our consumer DVD products in the future.

     International sales accounted for 47%, of our net revenue in each of the fiscal years 1999, 2000, and 2001. See Note 10 of Notes to Financial Statements. International sales have historically represented around 50% of our total sales, and we expect that they will continue to represent a significant percentage of future revenue.

     Cost of Revenue. Our cost of revenue as a percentage of revenue decreased from 43.6% of net revenue in fiscal 1999 to 43.2% in fiscal 2000 to 35.7% in fiscal 2001. The decreases in cost of revenue in fiscal year 2000 and fiscal year 2001 were primarily due to a shift in sales product mix towards higher margin consumer DVD systems and to the reduction of hardware as a percentage of revenue in our professional DVD systems. We anticipate that we will continue to experience reductions in our cost of revenue as a percentage of revenue in future periods, as our shift in the sales product mix continues to the higher margin software-only products.

     Marketing and Sales. Our marketing and sales expenses increased from $7,216,000 in fiscal 1999 to $8,938,000 in fiscal 2000 and decreased to $8,710,000 in fiscal 2001. Marketing and sales represented 33.0%, 42.8% and 52.7% of net revenue for fiscal 1999, 2000 and 2001, respectively. Our marketing and sales expenses increased in fiscal 2000 primarily due to increases in salary expenses as a result of an increase in headcount, and increases in advertising and marketing costs related to our DVD product lines. Our marketing and sales expenses decreased in fiscal 2001 primarily due to lower commission expenses. Our marketing and sales headcount increased from thirty-seven at March 31, 1999 to forty at March 31, 2000 to forty-nine at March 31, 2001. Dealer and employee commission expenses, as a percentage of net revenue decreased from 4.7% in fiscal 1999 and fiscal 2000 to 4.4% and fiscal 2001.

     Research and Development. Our research and development expenses increased from $5,137,000 in fiscal 1999 to $6,155,000 in fiscal 2000 and decreased to $5,148,000 in fiscal 2001. Our research and development expenses as a percentage of net revenue were 23.5% in fiscal 1999, 29.6% in fiscal 2000, and

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31.2% in fiscal 2001.  We capitalize a portion of our software development costs in accordance with statement of Financial Accounting Standard No. 86. (This means that a portion of the costs we incur for software development are not recorded as an expense in the period in which they are actually incurred.
Instead they are recorded as an asset on our balance sheet. The amount recorded on our balance sheet is then amortized over the estimated life of the products in which the software is included.) Our research and development expenses increased in fiscal 2000 primarily due to increased headcount from thirty at March 31, 1999 to thirty-two at March 31, 2000 and due to consulting expenses associated with introductions of new products, including our DVDit! product. Research and development expenses decreased in fiscal 2001 due to reduced consulting expenses associated with new product development. Headcount remained consistent at thirty-two from March 31, 2000 to March 31, 2001. Consulting expenses can fluctuate significantly from period to period depending upon the status of software development projects and our schedule of new product introductions.

     General and Administrative. Our general and administrative expenses increased from $1,556,000 in fiscal 1999 to $2,284,000 in fiscal 2000 to $2,514,000 in fiscal 2001. These expenses represented 7.0% of net revenue in fiscal 1999, 11.0% of net revenue in fiscal 2000 and 15.2% of net revenue in fiscal 2001. Our general and administrative expenses increased in fiscal 2000 primarily due to a charge to bad debt expense of $600,000 which represented an additional reserve for sales to audio professionals and distributors who are experiencing liquidity difficulties due to a decline in their business. General and administrative expenses increased in fiscal 2001 primarily due to an increase in legal and professional expenses. We expect that general and administrative expenses may increase as our operations expand.

     Other Income and Expense. Other expense on our statement of operations includes primarily the net amount of interest or other financing charges we have incurred due to borrowings. For our 1999, 2000 and 2001 fiscal years, we incurred interest and other financing charges related to financing agreements we had with entities associated with Hambrecht & Quist, as well as borrowings under our bank credit line. Other income includes the interest we earned on cash balances and short term investments.

     Provision for Income Taxes. In accordance with Statement of Financial Accounting Standards No. 109, we made no provision for income taxes for our 1999 and 2001 years. For the 2000 fiscal year a benefit was recorded (during the quarter ended June 30, 1999) to reflect the refund due us following the conclusion of an Internal Revenue Service audit. During the 2001 fiscal year we exhausted our ability to carryback tax losses resulting from operations in the fiscal year ended March 31, 1997.

     Liquidity and Capital Resources. In October, 1999, we renegotiated a financing arrangement with Hambrecht & Quist Guaranty Finance. The agreement we reached involved the restructuring of $1,500,000 debt into 153,846 shares of Series C Convertible Preferred Stock and $1,000,000 of debt. The interest rate on the restructured debt is 7.25% and the debt and interest were payable in monthly installments through April 30, 2001. In connection with this agreement, we issued warrants to purchase 120,000 common shares at an exercise price of $2.50. These warrants expire on April 30, 2006. We also enhanced the conversion rate of Hambrecht and Quist's existing Series C convertible preferred stock so that each share of Series C convertible preferred stock is convertible into
1.625 shares of common stock. The beneficial conversion feature, warrants and new debt were recorded at their relative fair values. We recorded $345,000 of deferred financing costs attributable to this finance restructuring with Hambrecht & Quist Guaranty. This amount is being amortized using the effective interest rate method to interest expense over the term of the financing facility (18 months). The fair value of the warrants was estimated using the Black-Scholes option pricing model and the following assumptions: volatility of .50, risk free interest rate of 6% and expected life equal to the contractual terms. We filed a Form S-3 Registration Statement under the Securities Act of 1933 to register the shares of the common stock which underlie the Series C convertible preferred stock and the 120,000 shares of our common stock which underlie the warrants issued to Hambrecht & Quist Guaranty Finance.

     In December, 1997, we secured a $7,000,000 equity-based line of credit. Under this arrangement, we had the right to draw up to a total of $7,000,000 in cash in exchange for common stock. Pricing of the common stock issued was based on the market price of our common stock at the time of a draw subject to a 14% discount and a 4% commission payable in common stock. The availability of the credit line, and the amounts and timing of draws under the line were subject to a number of conditions. In January, 1998, we filed

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

a Form S-3 Registration Statement under the Securities Act of 1933 to register the resale of shares issued under this credit line. During the fiscal year ended March 31, 1998, we drew $1,450,000 from this credit line for which we issued 618,130 shares of common stock. During the fiscal year ended March 31, 1999, we drew an additional $2,358,000 from this credit line for which we issued 903,870 shares of common stock. This facility is no longer available to us.

     On May 20, 1999, we secured a new equity-based line of credit by entering into a new stock purchase agreement with Kingsbridge. Under this arrangement, we were able to draw up to $12,000,000 in cash in exchange for common stock. Pricing of the common stock issued under this arrangement was based on the market price of our common stock at the time of a draw, discounted by 10% or 12%, depending upon the price of our common stock. The availability of the credit line, and the amounts and timing of draws under the line were subject to a number of conditions. On May 27, 1999, we filed a Registration Statement on Form S-1 to register for resale the shares we may issue to Kingsbridge under this credit line and on August 12, 1999 the Statement became effective. During the fiscal year ended March 31, 2000, we drew $7,408,000 from the credit line for which we issued 1,800,000 shares of common stock. Because of limitations on the total number of shares that could be issued under this line of credit, this facility is no longer available to us and was terminated on March 14, 2000.

     On May 4, 2000, we secured a new equity-based line of credit by entering into a new stock purchase agreement with Kingsbridge. Under the new agreement, we may sell up to $20,000,000 worth of our common stock, but not to exceed that number of shares of common stock which equals 19.9% of our outstanding shares. When we sell shares to Kingsbridge the price per share is set by a formula at a discount from the market price of our common stock around the time of the sale to Kingsbridge. That discount ranges from 8% to 12%. Our ability to sell stock to Kingsbridge is contingent upon a number of terms and conditions, including for example, continued listing on NASDAQ, effectiveness of a registration statement, continued accuracy of representations and warranties made to Kingsbridge and lack of material adverse changes to our business. The quantity and timing of sales that we are able to make under the Equity Line Agreement are also limited by the market price and trading volume of our stock. Because of these limitations at the time we need cash in the future, the equity line arrangement with Kingsbridge may be unavailable or insufficient to meet our cash needs. On July 19, 2000, we filed a Registration Statement on Form S-1 to register for resale the shares we may issue to Kingsbridge under this credit line and on November 13, 2000 the Statement became effective. During the fiscal year ended March 31, 2001, we drew $200,000 from the credit line for which we issued 211,416 shares of common stock. During the first quarter ended June 30, 2001, we drew $700,000 from the credit line for which we issued 683,600 shares of common stock. Sale of the maximum number of shares under the equity line agreement would result in a dilution to our shareholders of approximately 8.4%. We cannot estimate the impact, if any, on the trading price of our common stock in the event that we sell shares in the future under the equity lines. Future sales may depress our stock price since stock is sold under the equity lines at approximately an 8% to 12% discount from the market price.

     Our operating activities used cash of $1,054,000 for the first quarter ended June 30, 2000 and generated cash of $7,000 for the first quarter ended June 30, 2001. During the quarter ended June 30, 2000, cash used in operations included a net loss of $1,246,000 including depreciation and amortization of $610,000 and interest expense amortization of $50,000. Cash used in operations was affected by changes in assets and liabilities including increases in account receivables of $1,155,000, inventories of $63,000 and other assets of $18,000, offset by increases in accounts payable and accrued liabilities of $520,000 and deferred revenue and deposits of $21,000. Accounts receivable increased for the first quarter ended June 30, 2000 primarily due to the aging of the receivables associated with sales to audio professionals. During the quarter ended June 30, 2000, we recorded a charge to bad debt expense of $170,000 which represented a reserve for sales to the audio professionals and distributors who were experiencing liquidity difficulties due to a decline in their business.

     During the quarter ended June 30, 2001, cash generated from operations included a net loss of $1,643,000 including depreciation and amortization of $647,000. Cash generated from operations was primarily generated by the increase in deferred revenue and increased collection on accounts receivables offset in part by the operating loss. During the first quarter ended June 30, 2000 and 2001, our current ratio has decreased primarily due to the increase in our deferred revenue and deposits. In addition to our operations, we utilized cash during both quarters to purchase new fixed assets, pay down debt obligations and to develop and purchase software that was added to capitalized software.

     We believe that existing cash, cash equivalents and short term investments, cash generated from operations, plus cash available through the equity based line of credit with Kingsbridge will be sufficient to meet our cash requirements at least through the middle of fiscal year 2003.

     As of June 30, 2001, we had cash and cash equivalents of $2,003,000 and working capital of $103,000.

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                                 THE BUSINESS

Overview

     We develop, market and support workstations used by professionals to edit and process digital audio and digital video information. Our workstation products always include applications software and often include plug-in hardware installed on a personal computer. Our customers use various kinds of peripheral devices -- for example, disk drives, streaming tape drives, audio and video tape recorders, and CD and DVD recorders -- along with our products. Although we do not manufacture or sell the personal computer or peripheral devices used with our products, we typically talk about the complete configuration of personal computer, Sonic hardware, Sonic software, and peripherals as a "Sonic Workstation." Some of our workstation products are intended for use on Apple Macintosh personal computers, while others are intended for use on personal computers equipped with the Microsoft Windows operating system.

     We currently market the following professional workstation product lines:

     . SonicStudio is a line of Macintosh based professional audio workstations that our customers use to prepare audio for release on Digital Audio Compact Discs (CDs), for release with video and film entertainment, and for broadcast on radio. We have marketed SonicStudio and its predecessor products for more than 10 years.

     . DVD Creator is a line of Macintosh based DVD-Video production workstations supporting the preparation and assembly of video and audio assets for release in the DVD-Video format. We introduced DVD Creator in the spring of 1996.

     . DVD Fusion is a line of DVD-Video production workstations intended to provide video producers and editors a lower priced set of tools for preparing DVD-Video titles. DVD Fusion is often used in conjunction with computer based video editing systems such as those supplied by Avid Technologies, Media 100, and other companies. We introduced DVD Fusion for the Macintosh in September 1999. We introduced DVD Fusion for Windows in the spring of 2001.

     . Sonic Scenarist is a line of Windows based DVD-Video authoring products intended to provide high end professional customers with the tools needed to prepare DVD-Video titles, especially those titles intended for mass replication. We acquired Scenarist when we acquired the professional DVD-Video authoring tools business of Daikin Industries, Ltd. of Japan in February 2001.

     . ReelDVD is a Windows based DVD-Video authoring product intended for use by corporate and "prosumer" users in preparing DVD-Video titles for a range of applications. ReelDVD was acquired by us from Daikin as part of our acquisition of Daikin's DVD-Video authoring tools business in February 2001.

     In the past two years, we have started supplying software products outside our traditional professional audio/video market. In September 1999, we began shipping DVDit!(TM) a software product which provides simplified DVD authoring capabilities to consumer, "prosumer," and some professional users. In the fall of 2000 we introduced a preliminary version of a simplified DVD-Video creation product called MyDVD,(TM) which is intended for use by consumers. In the summer of 2001, we introduced a new version of MyDVD with a significantly modified user interface and a feature set specifically designed for consumer use. We

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believe there will be increasing demand for this product because of a new generation of low cost DVD recording devices that are being introduced to the personal computing market during 2001.

Professional Products

Product Lines

     We currently offer professional products oriented toward two different applications within the professional audio and video industry. SonicStudio is a line of professional digital audio workstations designed to support preparation of audio for CD, video, film and broadcast productions. DVD Creator, DVD Fusion, Sonic Scenarist and ReelDVD are intended to support production of DVD-Video and DVD-Audio discs.

     SonicStudio and many of our DVD production products are designed to run on versions of the Macintosh personal computer manufactured by Apple Computer. Current reliance on the Macintosh computer creates risks for our Company. Please see the discussion under "Platforms; Platform Risk", below.

Professional Video and Audio Industry

     Customers

     Our professional customers are mainly facilities that process and prepare audio, video and film programming. Most of this programming is for entertainment, though a significant portion of it is also used for educational and business communications purposes.

     Some of our professional customers are independent organizations that supply services to audio and video content holders and publishers. Some of our customers are in-house facilities that are owned by particular content holders or publishers.

     Our customers range in size from relatively small organizations with few employees to larger facilities with hundreds of employees. Among our customers are facilities that are independent, privately owned companies, as well as facilities which are part of much larger public, private, or non-profit organizations. While we have concluded corporate purchasing agreements with certain customer organizations that have multiple facilities, even within such organizations decisions to purchase and deploy our products are usually made at the facility level.

     Most of the time we market our professional products as Sonic Solutions products, and not as part of another company's products. From time to time we have concluded agreements with other companies in which they incorporate some product of ours into their product line (this is commonly referred to as an "OEM" arrangement). At the present time there is one such relationship that accounts for a significant portion of our professional audio revenues. Please see further discussion about this below under "OEM Customers; Sales Concentration."

     The Shift to Digital

     The professional audio and video industry has shifted significantly from analog to digital technology over the past twenty years. Analog technology records sound and video by making a physical representation analogous to the
original audio or visual signal.   In contrast, digital technology encodes sound
and video as numbers and stores them as a kind of computer data. Long-playing records ("LP") and Digital Audio Compact Discs ("CD-A"), are good examples of analog (LP's) and digital (CD-A's) media. In an LP the grooves cut into the vinyl record have a physical shape analogous to the original sound pressure wave. In a CD-A the

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

original sound pressure waves are encoded into numbers that are recorded as tiny pits on the surface of an optical disc.

     The shift to digital encompasses the tools used to edit, process and prepare audio and video prior to release, as well as audio and video release formats -- the form in which the audio or video actually reaches the intended consumer. Different applications and segments within the professional audio and video industry have shifted to digital technology at different times. Complete conversion to digital technology has not yet occurred. We expect that the shift will continue for the next several years until some point toward the end of the first decade of the 21/st/ century when analog technology will effectively cease being used in the professional audio and video industries.

     There are a number of reasons why digital technology has been attractive to audio and video professionals:

     . Higher Quality -- Digital technology permits higher quality audio and video to be recorded and replayed under most circumstances.

     . Perfect Copying -- Digitally recorded audio and video can be perfectly reproduced, over an unlimited number of generations. In contrast, every analog recording process involves some amount of signal loss with each successive generation of copying.

     . Speed and Precision of Manipulation -- Digital technologies permit more rapid and more accurate manipulation of audio and video signals than is possible in analog technology.

     . Special Capabilities -- Digital technology permits certain kinds of processes that are difficult or practically impossible to accomplish using analog techniques. One of our own products, a signal processing tool called NoNOISE(R) (sold as an option to SonicStudio), is a good example of this. NoNOISE permits audio recording engineers to remove various kinds of noise from already recorded sound with a great degree of precision and fidelity.

     . Declining Costs -- Digital technology is enjoying dramatic cost reductions, driven by the broad scale adoption and growth of computer technology in business, in home use, in communications and on the Internet. In contrast, analog technology for audio and video recording has reached an effective plateau in terms of cost.

     Of course, digital technologies have presented some drawbacks to adoption over the past 20 years. A few of these are:

     . Enormous Bandwidth -- Representing audio and video in high resolution digital formats consumes a large amount of storage space and computer processing power. Computers were historically first applied to text and arithmetic processing applications which require relatively limited digital storage and processing power. For example, a 300 page book-length work can easily be represented in three megaBytes of storage. A single CD-A requires some 600 megaBytes to store a little more than one hour of stereo music.

     . Real Time Requirements -- Audio and video are real time data, meaning that they must be presented to the observer in strict time sequence -- neither too fast nor too slow. For historical reasons, computer engineers developed much of their technology using architectures, called asynchronous architectures, which make it difficult to ensure such strict timing. This meant that it was difficult for companies like ours to use "off the shelf" computer technology to develop our products.

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

     . Analog Release Formats -- In many ways release formats have been the slowest areas to shift to digital. Even today almost all video programs reaching consumers arrive via analog formats (VCR cassettes, conventional broadcast television, and conventional cable television). The Digital Audio Compact Disc, of course, now accounts for the majority of pre-recorded music sold to consumers in industrialized countries. But most broadcast radio, as well as the audio accompanying broadcast video, theatrical feature films, and pre-recorded video, is still delivered mostly using analog formats. Slow transition of release formats to digital technology has tended to retard adoption of digital technology by professionals for "upstream" processes such as editing.

     Our company was founded to pursue the opportunities presented by this major transition, and to facilitate the transition by offering professionals compelling alternatives to traditional analog production tools.

Professional DVD Production Products: DVD Creator, DVD Fusion, Sonic Scenarist, and ReelDVD

     DVD-Video

     Our DVD Creator, DVD Fusion, Sonic Scenarist and ReelDVD products support preparation of DVD-Video discs.

     DVD-Video is a relatively new optical disc format, introduced in 1996, which offers high quality video, surround audio, and interactivity on a Compact Disc-sized disc. The DVD-Video format offers content publishers a wide range of features and options:

     . Video can be presented in the MPEG-1 or MPEG-2 compressed digital video format. A number of video streams may be presented in parallel so that, responding to user commands, the player may seamlessly jump from stream to stream.

     . Audio can be presented both as compressed digital stereo and "surround" formats, as well as uncompressed "PCM" digital audio. Up to eight audio streams may be presented simultaneously (and may also be selected for playback based on real-time user decisions) -- to support different language dialog tracks, or to allow stereo and surround versions of the same audio program.

     . Chapter marks may be specified for random access into the video program. Subpictures (images overlaid on background video or still images) may be included and can be used in a number of ways, for example, to create animated "buttons" to facilitate user interaction, or to display language subtitles. Still pictures may be presented with audio and with subpictures. Extensive navigation capabilities are available to permit users to select from various program branches, to return to previous branch points or menus, etc.

     Since its introduction in 1996 (the first DVD-V players were placed on sale in North America in early 1997) DVD-Video has proven to be a very successful format. Some industry observers have characterized DVD-Video as the most
rapidly adopted consumer electronics format ever.   Based on industry sources,
we estimate that by the end of calendar year 2000 over 75 million DVD-Video players had been shipped by manufacturers, approximately 67% of those for use on PCs, and 33% as set-top players.

     DVD-Audio

     DVD-Audio is a companion format to DVD-Video. DVD-Audio was standardized in 1999 approximately three years after the introduction of the DVD-Video format.

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     While it contains many elements similar to DVD-Video, the DVD-Audio format emphasizes audio features, such as high resolution multi-channel sound reproduction. We support the DVD-Audio format with specialized configurations of our DVD-Creator line. We introduced these configurations in 1998 and 1999, and recently have augmented them with technology licensed from Matsushita Electric Industries Ltd.

     At this time the outlook for the DVD-Audio format is unclear. While some amount of title production is underway, and while a limited number of DVD-Audio compatible players are available in major market areas, the ultimate success of the format will depend on its general acceptance by consumers and we are unlikely to know about this for a few more years.

     Professional DVD-Video Products Overview

     We offer a range of professional DVD-Video production workstations under the DVD Creator and DVD Fusion trade names. DVD Creator and DVD Fusion incorporate subsystems capable of performing all of the steps needed -- video encoding, audio encoding and format authoring -- to convert audio and video into a finished DVD title. Generally speaking DVD Creator workstations offer more extensive capabilities intended to be used by specialized professionals, at somewhat higher price points, while DVD Fusion workstations are designed for greater ease of use and are targeted at less specialized video professionals who purchase at somewhat lower price points. The two product lines share common technology and can perform most of the same functions. We offer both lines in many configurations so that customers can specify a workstation suited to their particular needs and style of operation. DVD Creator and DVD Fusion products are available for the Macintosh personal computer. We recently (mid-2001) introduced a version of DVD Fusion for Windows PCs.

     Sonic Scenarist and ReelDVD are focused on the authoring step of DVD production, and are intended to be used with video and audio encoding subsystems purchased from other companies. Sonic Scenarist offers an extensive range of authoring capabilities, and is intended for use by very high end professional facilities particularly those facilities producing DVD-Video titles to be replicated for mass distribution. ReelDVD is intended for users who are not expert in the DVD-Video specification, with a simplified user interface emphasizing ease of use and a short learning process. Both Scenarist and ReelDVD are designed to work on Windows PCs.

     DVD-Video Production Process

     There are three basic processes required to prepare audio and video programming in the DVD-Video format:

     . MPEG-2 Video Encoding -- MPEG-2 and MPEG-1 video are the standards for DVD-Video discs. MPEG is a digital video format that compresses the original digital video stream to reduce bandwidth and storage requirements by 90 to 95% but with little or no loss in perceived quality.

     . Audio Preparation and Encoding -- DVD-Video supports uncompressed ("PCM") digital audio as well as MPEG-2 and Dolby Digital compressed formats.

     . Format Authoring -- To support the advanced features of DVD-Video, particularly menu-drive interactivity and multiple video and audio streams, the audio, video, graphic and text elements included in the disc must be organized, linked and then "woven" together.

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

     DVD Creator and DVD Fusion -- Subsystems & Configurations

     DVD Creator and DVD Fusion workstations include three principal subsystems capable together of performing all the tasks necessary for producing a finished DVD-Video disc image, which can then be replicated on manufactured DVD discs. These subsystems are:

     . Video Encoding - The DVD-Video standard specifies MPEG-2 and MPEG-1 compressed digital video as the video formats to be used on DVD-Video discs. While a number of choices within the standard are possible, the typically preferred format is variable bit rate MPEG-2 operating at an average bit rate of approximately four Megabits per second. DVD Creator/Fusion includes an encoding system designed to support user control of the encoding process, and facilitate the operation of the encoding system with standard professional video tape recorders and other typical peripherals.

     . Audio Encoding - DVD Creator/Fusion includes the ability to encode audio into the formats supported by DVD-Video, including MPEG-2 and Dolby Digital compressed audio. In some configurations of DVD Creator we include a SonicStudio audio workstation.

     . Format Authoring - The authoring subsystem takes individual compressed video, audio, graphics, still picture and subpicture elements and combines and organizes them along with instructions specifying interactivity (i.e., the response DVD players will make based on user manipulation of front panel buttons or remote control buttons). The output of the authoring step is an "asset list," containing each of the individual elements, and a "script" describing how the assets are combined and accessed via user commands. Because of the large number of potential elements in a DVD title and the high level of interactivity possible, the authoring subsystem is a complicated software package.

     In addition to these principal subsystems, DVD Creator/Fusion includes two other subsystems:

     . Emulation -- Because of the complexity of a DVD title, users of DVD Creator/Fusion require the ability to preview the results of their work before the time consuming step of producing a final output disc. We offer a subsystem that permits this previewing or "proofing" step.

     . Formatting and Writing -- DVD Creator/Fusion includes a subsystem to take the output of an authoring session and then to combine the navigation instructions together with the audio, video, text and graphic elements in the particular sequence required by the DVD-Video standard. This process, sometimes referred to as "multiplexing," produces a finished DVD-Video disc image that can then be recorded to a recordable DVD disc, or to the particular tape format that can be read by the mastering systems at the replication plant that actually "cut" the disc master using high-powered lasers.

     DVD Creator/Fusion is sold in many different configurations. Our list prices range from entry level Fusion systems at $4,000 to $55,000 for a full Creator configuration (again, our prices do not include host computers, disk storage or other peripheral devices). Customers can purchase upgrade options for any version to increase the functionality of their systems. Typically, customers will spend (including our products, plus typical host computer, storage and peripherals) around $50,000 for their DVD Creator system and $20,000 for their DVD Fusion system. Please remember that revenue reported in our financial statements is usually based on the price we receive from dealers net of dealer commissions, and is thus lower on average than indicated by these illustrative prices, which are based on end user list prices. As of September 30, 2001 since introduction we had shipped approximately 1,350 units of DVD Creator and 1,400 units of DVD Fusion.

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

     Sonic Scenarist and ReelDVD -- Product Line Acquisition

     On February 28, 2001 we announced an agreement with Daikin Industries Ltd. of Japan to acquire their professional DVD authoring tools business. Under the terms of that agreement we acquired a number of Daikin products including Scenarist and ReelDVD, as well as the technology underlying those products. A number of Daikin employees based in North America joined our company in early March. Since the announcement, engineering for the Daikin products was first continued by a team of Daikin engineers based in Osaka, Japan. Responsibility for this engineering has now been transferred to our main development
organization in Novato.    We anticipate that at least one of the Daikin
engineers formerly supporting the Daikin DVD products will join our organization
on a permanent basis.   Since the announcement of the agreement, a sales and
marketing unit of Daikin, located in Tokyo, Japan, has served as our exclusive distributor for the former Daikin products in Japan. If you are interested in learning more about the other terms of this transaction, please see our reports on Form 8K and Form 8K/A filed with the Securities Exchange Commission, dated March 14 and May 14, 2001, respectively.

     Sonic Scenarist

     Sonic Scenarist is a software product for DVD-Video authoring, intended to be used by "Hollywood" video professionals. Scenarist gives authoring professionals a great degree of control over the interactivity and feature set of DVD titles they produce. Scenarist also offers extensive "scripting" capabilities that can be used by DVD-Video production facilities to automate much of the work involved in producing multiple versions of the same title. For example a studio might wish to release a movie on DVD-Video in different parts of the world with different language (audio and subtitle) tracks. In this case scripting would be used to automatically replace only those language tracks that changed from local version to local version.

     Initially released in 1996, Scenarist was the first commercially available DVD-Video authoring tool. It was originally released for use on computers manufactured by Silicon Graphics running the Irix operating system. The current version of Scenarist is intended for use on the Windows operating system. Scenarist enjoys significant acceptance among high end authoring facilities.

     In rough terms, Scenarist is targeted at the upper end of the market
targeted by DVD Creator.   Since the introduction of the product in 1996,
approximately 1,120 copies of Scenarist have been sold.

     We plan to continue to develop and enhance Scenarist as part of our overall professional DVD strategy, and we plan to include the existing users of Scenarist among our customers for future offerings.

     ReelDVD

     ReelDVD is a software product targeted at video professionals who are not experts in the DVD-Video specification but who need significant flexibility in utilizing the features of the DVD-Video specification. Roughly speaking, ReelDVD targets the same video professional customer as DVD Fusion. ReelDVD is designed for use on the Microsoft Windows Operating System. ReelDVD was introduced by Daikin in 2000. Since its introduction approximately 2,560 copies of ReelDVD have been shipped.

     We plan to continue to develop and enhance ReelDVD and to integrate sales and distribution for ReelDVD with our other professional DVD sales efforts.

Professional DVD Market and Strategy

     The Market for Professional DVD Production

     We divide the professional DVD production market into three segments:

     . "Hollywood" Segment - This segment includes facilities that prepare film and video material for mass publication on DVD-Video discs. It includes:

        -  film and television studios,

        -  production companies and other content owners, and

        - top flight independent video post production facilities which provide services to such content holders.

        Customers in this segment tend to cluster in major film and video production centers including Hollywood/Los Angeles, New York City, Chicago, London, Paris, Tokyo, Taipei, etc. Customers in this segment demand the very highest quality in terms of processing output, strict adherence to standards, and are very concerned with the overall efficiency of production since projects are often produced on tight schedules. We estimate that there are a few thousand facilities and organizations in this segment worldwide.

     . "Corporate" Segment - Customers in this segment prepare DVD-Video discs for publishing a variety of kinds of information for sales, training, and other communications purposes. The segment includes:

        - "in-house" departments of corporate, industrial, non-profit or educational organizations, and

        - independent facilities who specialize in assisting such organizations in preparing such material.

        Customers in this segment are typically somewhat more budget constrained than customers in the "Hollywood" segment. In certain instances, however, production values and budgets equal or even exceed those typically encountered in the Hollywood segment. They tend to be geographically more dispersed. While efficiency of production is a key requirement of such customers, compatibility with other, existing recording and post-production equipment is a major concern of customers in this segment. We estimate that there are potentially more than 500,000 facilities and organizations in this segment on a worldwide basis.

     . "Multimedia" Segment - This segment includes developers of multimedia entertainment and educational titles intended for a mass audience. Many of the organizations in this segment previously were involved in the production of CD-ROM, CD-I and computer based interactive entertainment or educational titles. Customers in this segment tend to use DVD in conjunction with specialized computer software and accordingly their needs are more varied than those in the other segments. While relatively few organizations in this segment have moved to DVD, industry observers report a high level of interest in the DVD format. We estimate that there are approximately 15,000 organizations that might ultimately become involved in DVD-based production in this segment.

     Competition

     The DVD-Video format has generated significant interest among professional system suppliers. A number of companies currently provide MPEG-2 video encoding capabilities, audio encoding capabilities and authoring systems for the professional user. We believe that more companies will participate in this market in the future.

     A number of companies compete with all or part of our DVD Creator offering. Our competitors include:

                    Apple Computer              Mitsubishi
                    Digital Vision              Optibase
                    Dolby Laboratories          Philips
                    Intec                       Pinnacle Systems
                    Lucent                      Pioneer
                    Matsushita (Panasonic)      Sony
                    Toshiba

     A number of these companies have financial or organizational resources significantly greater than ours and/or greater familiarity with certain technologies involved in DVD production.

     Strategy

     We expect that our professional DVD business will account for a significant portion of our overall business in the future. Our DVD strategy will continue to be based on the following elements:

     . Focus on Professional Applications -- Video and audio professionals have a primary concern to produce the highest quality DVD discs, in complete compliance with worldwide standards, with a high level of efficiency. We will continue to evolve DVD-related production tools that are fully compatible with "industry-standard" input formats and typical professional video and audio equipment sets.

     . High Performance Tools -- We aim that our DVD tools offer professional users the highest levels of performance, both in terms of power and sophistication of processing, and in terms of maximizing production efficiency.

     . Flexible Configurations -- Because we market to a wide range of professional customers, we have engineered DVD Creator as a "workgroup" solution incorporating modular audio, video and authoring subsystems to make it easy for facilities to re-arrange DVD workflow quickly, and to comply easily with changing demands of their customers.

     . Range of Product Offerings -- DVD has a number of potential uses, including applications in corporate and industrial settings, as well as in delivery of mass entertainment such as feature films, videos, and recorded music. We plan to evolve each element of our DVD production tool set -- video, audio and authoring -- to specifically address the specialized needs of such emerging segments.

Professional Audio Workstations: SonicStudio

     We develop and market a line of professional digital audio workstations called "SonicStudio." A SonicStudio audio workstation consists of:

     . One or more of our audio signal processing cards installed on a Macintosh personal computer;

     . One or more outboard interface boxes (which contain various styles of professional interface connections used to link the workstation to other audio devices in the studio); and,

     .  Extensive applications software.

     Applications for SonicStudio

     Our customers use their SonicStudio systems to manipulate audio, applying a number of processes to digital sound to prepare it for final release. Some of these processes are quite specialized and technical. To give you a sense of the capabilities of our workstations, here are some of the tasks typically performed using SonicStudio workstations:

          .  Editing -- SonicStudio permits very precise editing of sound -- the
                                                         -------
             process by which pieces of sound are combined to create a single resulting sound so that the existence of the original individual pieces is imperceptible to the listener.

          . EQ -- SonicStudio can be used to equalize, or EQ, the sound, a process by which certain frequencies are emphasized or de-emphasized. EQ is similar in concept to manipulating the bass and treble controls on a consumer audio system, but with much greater precision and sophistication.

          . Mixing -- SonicStudio can be used to mix or combine together two sound recordings into one. Mixing is often used in professional audio work because it is more convenient to record individual elements at different times and under different conditions. The individual elements or tracks are combined or mixed together to produce the resulting sound used in release.

          . Noise Reduction -- We offer NoNOISE(R) as an option to SonicStudio. NoNOISE is a suite of software tools which permits users to remove unwanted noise from recordings. NoNOISE has been used extensively by audio professionals, particularly to re-issue older recordings on Compact Disc, and to clean up noisy location sound tracks for film and broadcast video work. In 1997, our company was honored with a technical Emmy(R) award for NoNOISE.

     Customer Segments for SonicStudio

     There are three major segments of SonicStudio customers:

          . Mastering -- customers in this segment use our products to prepare music recordings for release to consumers, primarily on Digital Audio Compact Discs.

          . Broadcast -- customers in this segment use our products to prepare audio for broadcast on radio.

          . Sound-for-Picture -- customers in this segment use our products to prepare audio tracks used with film or video programming.

     SonicStudio Customers

     We have supplied SonicStudio workstations to many professional audio facilities around the world. Since introduction of our audio workstation line in 1987 (originally called the "Sonic System") more than 4,650 SonicStudio systems have been shipped to customers as of September 30, 2001.

     SonicStudio Configurations

     We offer SonicStudio in a variety of configurations, and with various hardware and software options. A customer could purchase a SonicStudio HD (the current version of SonicStudio) system configured for basic two channel CD premastering for approximately $9,000. A customer would pay approximately $22,000 for a fully-featured SonicStudio HD system configured for NoNOISE sound restoration. Please remember that we do not include the cost of the personal computer or peripheral devices in our pricing. Remember also that revenue as we report it on our financial statements is usually based on the net price we receive from dealers, and is thus lower on average per system than indicated by these illustrative prices, which are based on end user list prices.

     Competition

     We encounter competition from a number of companies when selling SonicStudio. We compete with companies offering traditional analog production tools, digital audio recording tools, digital audio processing devices, and digital audio workstations. The key elements of competition include: product features, cost effectiveness, product quality, customer support, and marketing and sales.

     Many of our competitors have greater financial, technical and marketing resources than we do. Traditional professional audio competitors, such as Japan Victor Corporation (JVC), Otari Corp., Sony Corporation and Studer AG (a division of Harmon Industries), sell analog as well as digital systems. A number of competitors supply digital audio workstations including Digidesign (a division of Avid Technology), Fairlight, Studio Audio and Design, Ltd. (Sadie), WaveFrame, Dalet, DSP Media, Spectral Design, Augan and others. Our products compete also with various kinds of single function digital audio processing devices. For example, noise reduction modules from Cambridge Audio Research compete with the NoNOISE option for SonicStudio.

     Strategy

     Our strategy with SonicStudio is to continue to offer products that enhance professional productivity while meeting the specific needs of each segment of our target markets.

Platforms; Platform Risk

     Because all of our SonicStudio and DVD Creator workstations and many of our DVD Fusion workstations are Macintosh based we are subject to certain risks. Among these are:

          . We are dependent on Apple Computer continuing to ship and sell certain models of the Macintosh, particularly models that can support use of our plug-in PCI hardware (relevant to the higher priced models of DVD Creator and DVD Fusion).

          . Our Macintosh users generally demand that we maintain compatibility with the latest models of the Macintosh and the Macintosh OS. In this regard, in March of 2001 Apple Computer announced that Macintosh OS X would now be available for use with its Macintosh computers. Recently, Apple Computer has announced that new models of the Macintosh will be delivering with OS X, though those machines will still be able to run the earlier 9.x versions of the Macintosh OS. Industry observers anticipate that at some point before the end of 2002, new Macintosh computers will be able only to run with OS X. While OS X currently offers a "compatibility mode" which supports OS 9.x compatible applications, we believe that we will soon have to modify our Macintosh Creator and Fusion applications to OS X for Creator and Fusion to continue to be able to run with the latest Macintosh models. Such a modification may be difficult to accomplish and if it proves to be lengthy our revenues could be significantly reduced in the interim.

          . Apple Computer has acquired DVD authoring technology and has introduced products that compete with some of our products (please see discussion under "Competition" at page 34, below).

Consumer and Prosumer Products

DVDit!

     In April 1999 we introduced DVDit! -- a highly simplified DVD-video authoring tool. We announced two versions of DVDit! -- a Standard Edition ("SE") and a Limited Edition ("LE"). We began shipping DVDit! LE in September and
DVDit! SE in December, 1999.   DVDit! LE carries a suggested retail price of
$199; DVDit! SE carries a suggested retail price of $499.

     In April, 2000 we introduced DVDit! Professional Edition ("PE"). DVDit! PE increases DVDit!'s reach by adding professional functionality previously found only on authoring systems costing significantly more. DVDit! PE carries a suggested retail price of $999. Shipments of DVDit! PE began in June 2000.

     DVDit! Customers

     DVDit! is intended to address the needs of a broad range of customers who wish to author DVD-Video discs. Among DVDit!'s end user customers are:

          . Consumers -- Individuals who use DVDit! to make DVD-Video discs from home videos and the like for their personal enjoyment. We believe that this group of customers demands software that is easy to learn, and is reasonably priced.

          . "Prosumers" -- The term "prosumer" describes both video enthusiasts who make a significant investment of time and money in producing and preparing amateur videos, and professional and business people who use video in their work, but for whom video production is not a primary business activity. Compared to consumers, this customer group tends to be less price sensitive, and more concerned about a rich feature set, but is unlikely to have deep knowledge of DVD-Video.

          . "Desktop Professionals" -- This group of customers resembles the professional customers we described in discussing DVD Creator, except that they typically do not have frequent or constant use for DVD-Video authoring tools. Their use of DVD production tools is interspersed with use of other desktop video, multimedia and business software.

     Trends Favoring DVDit!

We introduced DVDit! to take advantage of the following trends:

     . Proliferation of MPEG Video -- Relatively high quality MPEG encoding chips and systems are becoming widely available at prices ranging down to a few hundred dollars at retail. Also, increases in PC processing power and making possible encoding of reasonable quality MPEG video using software encoder running on standard platforms.

     . Availability of Lower Cost DVD Recording -- Until recently, DVD recorders were relatively high priced. In early 2001, the first of a new generation of recorders was introduced by Pioneer at "street" prices under $1,000. We anticipate a number of other manufacturers will introduce DVD recorders during the rest of 2001, and that prices for the recorders will decline to $500 and below, eventually becoming as cheap as current day CD+RW recorders (which currently are available for under $200).

     . Ubiquitous Digital Video -- High quality digital video camera/recorders based on the DV format were introduced in the past three years aimed at professionals as well as consumers. Prices for consumer DV cameras began declining below $1,000 during 2000 and this trend continued during 2001, with some consumer level DV video cameras carrying list prices below $500. Virtually every manufacturer of professional and prosumer video editing systems has, or will, release DV compatible systems in 2001.

     . Rapid Growth in DVD Playback Units -- As mentioned above (See above, page 34), DVD-Video has enjoyed unprecedented growth in the number of set-top and PC based players shipped since the format's introduction.

     Distribution for DVDit!

     Because DVDit! is aimed at a broader market than our traditional professional products, we are building a distribution capability for it. There are three elements to this effort:

        . We are entering into "bundling" arrangements with various other companies in which copies of DVDit! are included or "bundled" with shipments of those companies' products. These companies (we refer to them as "Bundle Partners") are motivated to include our software as a value-added offering for their customers. We are motivated to enter into bundling arrangements because they generate revenue for us as well as create a large installed base of customers to whom we can sell upgraded or enhanced versions of our products. To facilitate such bundling arrangements we have designed different versions of DVDit! offering different levels of functionality so that we can bundle the less functional versions. Currently we are shipping three such versions - DVDit! LE ("Limited Edition"); DVDit! SE ("Standard Edition"); and DVDit! PE ("Professional Edition").


           Our Bundle Partners for DVDit! include:

               Aplix                 Intervideo             NEC
               Avid Technologies     IO-Data                Panasonic
               Canopus               Margi                  Pioneer
               Compaq                Matrox                 Sigma Designs
               Dazzle                Media 100              Sony

        . We have initiated a web-based retail store for our DVDit! products. Our web store is intended both to meet retail demand for our DVDit! products as well as to service upgrade orders for our products, in particular, the upgrade orders which derive from bundle shipments by our Bundle Partners.

        . We are adding dealers and distributors for DVDit!, some of whom already carry some of our professional products, but many of which do not, targeting dealers and distributors specializing in digital video applications as well as those who participate in the broader personal computer marketplace.

     Building distribution for DVDit! will be a time-consuming and expensive process. Since this is a new kind of product for us, there is significant risk that our efforts, or at least some of them, will not be successful.

     Competition

     We have encountered some competition to DVDit! since its introduction. We also believe that a number of companies have or will introduce products that compete directly or in part with DVDit! in the future. Competitors who have announced or are delivering products that compete with our products include

Apple Computer, MedioStream, MGI, Pinnacle Systems, Roxio, and Ulead. In addition, other companies with greater financial and technological resources may be interested in entering the growing consumer business for DVD creation.

      In April 2000, Apple Computer announced the acquisition of the DVD authoring business of Astarte Gmbh. Prior to the acquisition, Astarte sold a DVD authoring system that competed primarily with our DVD Fusion product. In January 2001, Apple announced two new DVD authoring products, which we presume are based on Astarte's technology. The first product, iDVD, is intended for consumer users and we believe will compete with MyDVD and DVDit! The second product, DVD Studio Pro, is intended for desktop professional users, and we believe will compete with DVDit! PE, DVD Fusion, and ReelDVD. Apple also announced the availability of aggressively priced DVD recorders with certain
models of the Macintosh personal computer.   More recently, Apple has announced
the upcoming availability of iDVD2, which adds new, attractive functionality to the iDVD product. Also, Apple recently purchased Spruce Technologies, a long-standing competitor of ours in the professional DVD market. While it is unclear to us what Apple intends to do with the assets it acquired from Spruce, it is quite likely that this acquisition will bolster Apple's DVD technology base and make it more difficult for our products to compete with theirs.

MyDVD

     In late 2000 we announced MyDVD, a DVD-video authoring product targeted at consumer applications and carrying a suggested retail price of $99. Shipments of MyDVD started in November 2000. The initial version of the product resembled DVDit! (but with a simplified feature set and user interface).

     We introduced a new version of MyDVD in the summer of 2001 with a significantly modified user interface and a feature set specifically designed for consumer use. Our belief is that as DVD recorders become widely available in late 2001 and 2002, consumers will begin to utilize DVD recording for a number of purposes, such as recording favorite home videos, recording favorite video broadcasts, creating highly convenient and portable copies of videos downloaded from the internet, and for copying videos published on VHS cassette or DVD. We do not advocate violation of copyright laws by our customers. None of our products contain software designed to circumvent the operation of encryption or other protection systems (for example the "CSS" encryption system commonly used by DVD-Video publishers to prevent digital copying of their published video content.

     We are pursuing a distribution and marketing strategy with MyDVD that is very similar to that described above for DVDit!. We have started concluding bundling agreements with a number of companies (some of which also bundle DVDit! with some of their products). MyDVD Bundle Partners include:

                      ADS                    Logitex
                      Adaptec                NEC
                      Dazzle                 Pioneer
                      Hewlett Packard        Ricoh
                      Intervideo

     We anticipate that MyDVD will become an increasing part of our business during late 2001 and throughout 2002. We also anticipate that competition for MyDVD will be severe and that we will confront competitors with expertise and resources significantly greater than ours.

Technology Licensing Products

     In the past two years we have begun to market products that permit other companies to build software products of their own incorporating our technology. At the current time we have two such software offerings:

"AuthorScript" and "ATL" (ATL was acquired as part of the Daikin acquisition). In the following discussion, "AuthorScript" should be taken to include both products.

     AuthorScript is designed to make available to software product developers Sonic's "back-end" engines for producing DVD-Video discs (and related formats such as Video CD and Super Video CD). In AuthorScript we include the same processing software that underlies the authoring subsystems we provide in our professional and consumer products. We package this software with an Application Programmer's Interface ("API") -- that is, a software "wrapper" permitting other companies' software engineers to access our processing technology easily from applications they are designing.

     We believe that AuthorScript will be both a revenue source and a point of strategic leverage for our company. Once a software product is developed using one back-end technology, it is quite difficult and possibly de-stabilizing for a customer to switch to another offering. We've consciously packaged AuthorScript in a way which is attractive to software developers, and we license it to other companies on terms that we believe are very reasonable. We anticipate that this will create a stable and growing base of AuthorScript licensees as DVD recordable technology spreads.

OEM Customers; Sales Concentration

     We generally market our products to end users as Sonic Solutions products. However, from time to time we have concluded various "OEM" agreements with other companies (in addition to bundling arrangements described above for DVDit! and MyDVD, and licensing arrangement, such as those described above for AuthorScript), in which those companies included our products as part of their product offerings. At the present time we have one significant OEM relationship with Discreet Logic, a division of Autodesk, in which we provide audio subsystems for use with some of their high end video effects and editing workstations. Sales to Discreet amounted to 11% and 7% of our total revenues in the fiscal years ended March 31, 2000, and 2001, respectively. Although we consider our relations with Discreet to be good, we anticipate that at some point in the next two fiscal years, Discreet may implement changes to its product line replacing or eliminating our subsystems.

     During the fiscal years ended March 31, 2000 and 2001, sales to our Japanese distributor, Sanshin Electronics Company, amounted to 10% and 12%, respectively, of total revenues. Sanshin is a distributor of almost all of our products.

     Apart from sales to Discreet and Sanshin, no other single customer accounted for more than 10% of our total revenue during each of the past three fiscal years.

COMPANY OPERATIONS

Marketing, Sales and Distribution

     Marketing and Product Management

     Our marketing organization plans and manages development of our products and manages promotion of them in the market. We currently have six employees in marketing, all based in our headquarters office in Novato, California, including product marketing managers, and marketing communications and design professionals.

     Field Sales Force

     We sell our professional workstation products through our field sales force in combination with a network of professional audio/video dealers. We currently employ twenty-three people in our field sales organization. Sales personnel are based in our headquarters office in Novato, California as well as at our offices in London (covering Europe) and in Tokyo (covering the Pacific Rim). We have other sales personnel based out of home offices in Illinois, California, Utah, Georgia, and Taiwan. Our field sales force includes sales managers and sales engineers. Most of our field sales personnel operate under compensation arrangements in which a substantial portion of their compensation is contingent upon performance relative to revenue targets.

     Although all members of our sales organization are familiar with all of our products, some of our sales personnel focus on DVD Creator, some on DVDit!, some on Scenarist and some on SonicStudio.

     Dealers

     The vast majority of our professional product sales involve one of our dealers. Dealers play an important role in our sales and support efforts. They stimulate demand in their regions, they prospect for and qualify potential new customers, they give product demonstrations, they close sales, and they assist in post-sale installation, training and support. Dealers very often sell peripheral equipment along with our products so that customers can obtain a complete workstation configuration from one source.

     We have dealers in most areas of the world. We generally do not grant contractual exclusivity to our dealers, though as a matter of practice, depending on the dealer's territory and competence, we may maintain only one dealer in a particular region.

     Recruiting and maintaining dealers can be a difficult process. Because our products are sophisticated, our dealers need to be technically proficient and very familiar with professional audio and video production work. Dealer organizations sometimes have limited financial resources, and may experience business reversals for reasons unrelated to our product lines. The attractive dealers in a region may be carrying competing products.

     Our dealers are specialized to some extent by product line. Many SonicStudio dealers do not carry DVD Creator products, and likewise many DVD Creator dealers do not carry SonicStudio products. DVDit! dealers often do not carry our professional product lines. Some dealers carry two or all three of our product lines. The following table shows our current dealer count by product line and region of the world:

     --------------------------------------------------------------------
                    SonicStudio      DVD Creator     DVDit!     Total
     --------------------------------------------------------------------
     Americas            19              37            14         42
     Europe              40              37            16         44
     Pacific Rim         17              24             9         33
     --------------------------------------------------------------------

In the above chart, "Total" is less than the sum of columns because one dealer organization sometimes carries more than one of our product lines.

Employees

     At September 30, 2001, we employed 101 full-time-equivalent employees, including the following:


-------------------------------------------------------------------------------
                  #
              Employees                           Function
-------------------------------------------------------------------------------
                 45                    Marketing, Sales and Customer Support
                 40                    Software and Hardware Engineering
                  7                    Manufacturing
                  9                    Administration and Finance
-------------------------------------------------------------------------------

     To a very great degree our success in the future will depend on our ability to recruit, retain and motivate engineering, technical, sales, marketing and operations professionals. Recently the U.S. labor market has been quite tight, and demand for technology professionals has been very strong. To make matters worse, our company participates in what is perceived to be a "hot" area of the "high tech" industry. We have found that recruiting high caliber individuals is difficult and have had to expend considerable efforts in this area.

     No labor unions represent any of our employees. We have never experienced a work stoppage, slowdown or strike. We believe that our employee relations are good.

Customer Support

     Customer support is important to professional users. This is why we offer our professional customers the SonicCare(TM) maintenance program. Customers purchase annual SonicCare service contracts from us that provide for:

     .  ongoing software upgrades,

     .  telephone support,

     .  "swap" replacement hardware in case of hardware failure, and

     .  preferential access to new products and new versions of software.

     Customers typically add a SonicCare option to their initial system purchase and a significant portion of customers renew SonicCare yearly.

     To administer SonicCare, we employ a staff of product support specialists at our Novato headquarters and in our field offices. We provide unlimited telephone support during scheduled support hours to all customers under SonicCare. Customer support calls also provide us with an important means of understanding customer requirements for future product enhancements. We also undertake customer calling programs in which customers are contacted by a customer support representative to assess their level of satisfaction and to acquaint them with new product offerings.

Research and Development

     Our research and development staff includes a total of forty hardware and software engineers and technicians and technical specialists. We tend to hire research and development personnel with backgrounds in digital audio signal processing, digital video image processing, distributed networking and computer systems design. Our development team incorporates a number of technology capabilities including the following that we believe are particularly important in light of our strategy and market position:

          . Digital Signal Processing - This is the term used to describe the sophisticated mathematical processing by which aural and visual signals are processed in computer-based settings. Our engineering team includes individuals experienced at providing sophisticated digital signal processing solutions to meet the quality and performance requirements of audio and video professionals.

          . Real Time Architectures - Our engineers are experienced in dealing with the requirements of high bandwidth, real time data in computer-based settings. We believe that has helped us to develop products that provide cost effective solutions for professional applications.

          . Craft Familiarity - Our engineers are experienced in the needs and work patterns of audio, film and video professionals. This helps us develop products which can be adopted more quickly by creative audio and video professionals.

Backlog

     We schedule our production of products based on our projections of customer demand, and we generally ship products within a few days of acceptance of a customer purchase order so at any given time we have little or no order backlog. With few exceptions, customers may cancel or delay orders with little or no penalty. Thus, even to the extent that we have backlog, we do not think that it is a reliable indicator of future revenue levels.

Manufacturing and Suppliers

How We Manufacture

     We have typically contracted with various electronics manufacturing and assembly houses to manufacture the hardware components of our products. Most of these contractors are located in the San Francisco Bay Area. Our staff performs some assembly, integration and testing at our Novato, California headquarters.

Sole-Sourced Components

     We utilize a number of components in our products that are available from only a single source. We purchase these sole-source components from time to time, that is, we do not carry significant inventories of these components and we have no guaranteed supply agreements for them. We have experienced shortages of some sole-sourced components in the past. We are likely to experience similar shortages at some point in the future. Such shortages can have a significant negative impact on our business.

Outsourcing

     Over the past four years, we have shifted our hardware manufacturing to an "outsourcing" approach. Under outsourcing we contract with a single partner organization which takes responsibility for procuring parts, and for manufacturing them into complete, tested assemblies which are then released to us according to our instructions. Our current outsourcing arrangement is with Arrow Electronics, Inc. We believe that outsourcing provides us with increased flexibility to increase or decrease production, and allows us to operate our business with substantially reduced inventories thereby reducing financing requirements. During the 2001 fiscal year, we produced approximately 90% of our hardware via outsourcing. We plan to continue this outsourcing approach.

     While we believe that outsourcing is advantageous for Sonic, it makes us very dependent on a single production source. Financial, operational, or supply problems encountered by our outsourcing partner or its sub-contractors could seriously hamper or interrupt our ability to manufacture, sell and ship our products.

Proprietary Rights

General Approach

     We rely on a combination of the following to protect our proprietary rights in our products:

     . patents,
     . trade secrets,
     . copyright law,
     . trademark law,
     . contracts, and
     . technical measures

     We generally sell our products subject to standard purchase and license agreements that restrict unauthorized disclosure of our proprietary software and designs, or copying for purposes other than the use intended when the product is sold.

Patents

     We have applied in the United States for patents covering certain of our technologies and will probably apply for more in the future. We will probably also apply for foreign patents. We have been granted U.S. Patent No. 5,812,790:
"Variable encoding rate plan generation" covering certain aspects of MPEG-2 Video encoding technology; and U.S. Patent No. 6,047,356: "Method of dynamically allocating network node memory's partitions for caching distributed files" covering a distributed file system, and may be granted additional patents in the future. Of course, we can't be sure that our current or future patent applications will be granted. Nor can we be certain that we can successfully prosecute claims against others based on our patents, or defend our patents against the claims of others. We believe that becoming involved in patent litigation can be quite expensive and is highly uncertain in terms of outcome.

     The status of patent protection in our industry is not well defined particularly as it relates to software and signal processing algorithms. In the past several years there seems to have been a trend on the part of patent authorities to grant patents in audio and video processing techniques with increasing liberality. We believe that it is quite possible that some of our present or future products may infringe issued or yet to be issued patents. It is almost certain that we will be asked by patent holders to respond to infringement claims. If such patents were held to be valid, and if they covered a portion of our technology for which there was no ready substitute, we might suffer significant market and financial losses.

     Our products involve the use of certain technologies in which the overall patent situation is acknowledged by most industry observers to be very unclear. For example, patent coverage and license availability for MPEG-2 video encoding and decoding is currently quite uncertain. While one group of companies has attempted to create a single licensing entity for this technology (called "MPEG/LA"), not all relevant patent holding companies have joined this entity. We have been notified by MPEG/LA that it believes we should enter into a licensing agreement with them. While we have not entered into a license with MPEG/LA, we plan to continue to monitor this area and hope to act prudently to avoid needless litigation and entanglements while continuing to offer our products.

Trade Secrets

     We rely to a great extent on the protection the law gives to trade secrets to protect our proprietary technology. Our policy is to request confidentiality agreements from all of our employees and key consultants, and we regularly enter into confidentiality agreements with other companies with whom we discuss any of our proprietary technology.

     Despite trade secret protection, we cannot be sure that third parties will not independently develop the same or similar technologies. Despite contract and procedural measures, we believe that it is practically impossible to guard against unauthorized disclosure or misuse of technology to which we have granted third parties access. We also have significant international operations. Many foreign countries, in law or in practice, do not extend the same level of protection to trade secrets as does U.S. law.

Current Infringement Issues

     In the past we have been advised of various infringements of patents and trademarks. We do not believe that in any such situation currently known to us we are at risk of material loss or serious interruption of our business. We may be incorrect in this assessment, of course.

Geographic Exposure

     We have for many years realized a significant proportion of our revenues from sales outside the United States. In some fiscal quarters non-U.S. revenue has constituted as much as 52% of our revenues. In the fiscal year ended March 31, 2001, 47% of our revenues came from sales outside the United States. We believe that it is quite possible that at some points in the future an even higher percentage of our sales will be generated outside the United States.

     Because of our foreign sales, we are exposed to a number of factors that would not be relevant if our sales were largely made within the United States. Currency movements which make the U.S. dollar stronger relative to foreign currencies can effectively raise the price of our products to foreign customers, reducing demand for our products. Import restrictions, tariffs, and foreign product regulations (particularly those dealing with product safety and RF emissions) may also impede our ability to do business in foreign countries.

PROPERTIES

     Our principal administrative, sales and marketing, research and development and support facility is located at 101 Rowland Way in Novato, California and consists of approximately 30,000 square feet under a lease which expires in 2006.

     We also have sales offices located in London and Tokyo.

LEGAL PROCEEDINGS

     We are not a party to any material legal proceedings.

   MARKET FOR SONIC SOLUTIONS' COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Our common stock is listed on the Nasdaq National Market. As of September 30, 2001 there were approximately 175 registered holders of our common stock. We believe, however, that many beneficial holders of our common stock have registered their shares in nominee or street name, and that there are substantially more than 175 beneficial owners. The low price and high price of our common stock during the last nine quarters are as follows:

------------------------------------------------------------------------------------------------
                                                                    Low Price       High Price
                                                                  --------------  --------------
------------------------------------------------------------------------------------------------
  Quarter ended June 30, 1999...................................          $3.875         $ 7.125
  Quarter ended September 30, 1999..............................          $2.000         $ 5.000
  Quarter ended December 31, 1999...............................          $1.688         $ 5.313
  Quarter ended March 31, 2000..................................          $3.875         $12.500
  Quarter ended June 30, 2000...................................          $3.250         $ 9.250
  Quarter ended September 30, 2000..............................          $1.688         $ 4.469
  Quarter ended December 31, 2000...............................          $1.000         $ 3.063
  Quarter ended March 31, 2001..................................          $1.031         $ 2.625
  Quarter ended June 30, 2001...................................          $1.050         $ 1.990
  Quarter ended September 30, 2001..............................          $1.010         $ 1.900
  Quarter ending December 31, 2001(through October 31, 2001)....          $1.080         $ 1.310

     We have not paid any dividends on our Common Stock during the periods set forth above. It is presently the policy of the Board of Directors to retain earnings for use in expanding and developing our business. Accordingly, we do not anticipate paying any dividends on the Common Stock in the foreseeable future.

     In February 2001, we issued 700,000 shares of Series D Convertible Preferred Stock to Daikin Industries in conjunction with the acquisition of the
DVD business and assets of Daikin.   Each share of Series D Convertible
Preferred Stock is convertible into one share of Common Stock. These securities were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933. These securities were sold to one investor which represented it was sophisticated and accredited.

MANAGEMENT

     Our directors and executive officers and their ages as of June 15, 2001 are as follows:

      Name                          Age                         Position With The Company
      ----                          ---     ------------------------------------------------------------------
Robert J. Doris                     48      President and Chief Executive Officer
Mary C. Sauer                       48      Senior Vice President of Business Development, Secretary and
                                               Director
Robert M. Greber                    63      Director
Peter J. Marguglio                  54      Director
R. Warren Langley                   58      Director
A. Clay Leighton                    44      Senior Vice President Worldwide Operations, Finance and Chief
                                            Financial Officer
Christopher A. Kryzan               42      Senior Vice President of Engineering and Marketing

     Mr. Doris is married to Ms. Sauer. There are no other family relationships between any director or executive officer of the Company.

     Robert J. Doris. Mr. Doris founded Sonic Solutions in 1986 and has served as President, Chief Executive Officer and Director of the Company since that time. Prior to 1986 he was President of The Droid Works, a subsidiary of Lucasfilm Ltd., which produced computer-based video and digital audio systems for the film and television post-production and music recording industries. Prior to founding The Droid Works, Mr. Doris was a Vice President of Lucasfilm and General Manager of the Lucasfilm Computer Division. Mr. Doris received B.A., J.D. and M.B.A. degrees from Harvard University.

     Mary C. Sauer. Ms. Sauer founded Sonic Solutions in 1986 and has served as a Vice President and Director of the Company since that time. Ms. Sauer became Senior Vice President of Marketing and Sales in February 1993. Prior to 1986, Ms. Sauer was Vice President of Marketing for The Droid Works, and prior to joining The Droid Works, Ms. Sauer was Director of Marketing for the Lucasfilm Computer Division. Ms. Sauer received an M.B.A. in Finance and Marketing from the Wharton School of the University of Pennsylvania and a B.F.A. from Washington University in St. Louis.

     Robert M. Greber. Mr. Greber has served as a director of the Company since August 1993. Mr. Greber served as president and Chief Operating Officer of The Pacific Stock Exchange since July 1990, until January 1996 when he was elected Chairman and Chief Executive Officer. In December 1999, Mr. Greber retired from The Pacific Stock Exchange. Prior to joining The Pacific Stock Exchange, he was from 1985 to 1987 President and Chief Executive Officer of Diagnostic Networks, Inc., a network of Magnetic Resonance Imaging Centers which was merged into NMR America in 1987. Prior to DNI, Mr. Greber was President and Chief Executive Officer of Lucasfilm Ltd. from 1981 to 1985 where, among other duties, he oversaw development of digital technologies for video, film, audio, and special effects and video games applications. Before joining Lucasfilm, Mr. Greber was associated with the firm of Merrill Lynch where he was Vice President and Manager of the Los Angeles Institutional Office. Mr. Greber holds a B.S. in Finance from Temple University. Mr. Greber also serves on the Board of Bay View Capital Corp.

     Peter J. Marguglio. Mr. Marguglio has served as a Director of the Company since August 1986. Since January 1990, Mr. Marguglio has worked at Eatec Corporation, a software company located in Berkeley, California where he is now President. Prior to joining Eatec, Mr. Marguglio was President of Resource Marketing, Inc., an equipment leasing firm he founded in 1981. Mr. Marguglio holds a Mechanical Engineering degree from the University of Washington and an M.B.A. degree from Stanford University.

     R. Warren Langley. Mr. Langley was appointed as a member of the Board of Directors and as a member of the Audit Committee on June 7, 2001. Since January 2000, Mr. Langley has been a consultant and the Managing Principal of the GuruWizard Fund, LLC. From January 2000 to May 2000, he served as interim CEO of Brush Dance, a creator of Mind-Body-Spirit products. From September 1996 until March 1999, Mr. Langley served as President and Chief Operating Officer of the Pacific Exchange in San Francisco. Prior to that from August 1987 to January 1998, he was a Principal and Chief Operating Officer of Hull Trading in Chicago, a proprietary derivatives trading firm. Mr. Langley has also worked as Director of Operations Research and Industrial Engineering at United Airlines and worked in several capacities in the software, energy, and defense consulting industries after serving in the United States Air Force for fifteen years. Mr. Langley holds degrees from the United States Air Force Academy Massachusetts Institute of Technology, and Georgia Institute of Technology.

     A. Clay Leighton. Mr. Leighton joined Sonic Solutions in February 1993 as Vice President of Finance. In January, 1999, Mr. Leighton was named Senior Vice President of Worldwide Operations and Finance and Chief Financial Officer.
Prior to joining Sonic, from January 1990 to July 1992 he was Vice President, Finance and CFO for RESNA Industries Inc., an environmental services firm, and from August 1988 to December 1989 he was Vice President, Finance and CFO for Command Data Systems, a software company specializing in software for the public safety market. Mr. Leighton has also worked as strategy consultant for the Boston Consulting Group. Mr. Leighton received a B.A. from Wesleyan University and an M.B.A. from the Amos Tuck School of Business Administration at Dartmouth College.

     Christopher A. Kryzan. Mr. Kryzan joined Sonic Solutions in March 1996 as Vice President of Marketing. In January, 1999, Mr. Kryzan was named Senior Vice President of Marketing and Engineering. Prior to joining Sonic, from May 1994 through February 1996, he was an independent consultant specializing in Internet business and marketing strategy development. From July 1990 to April 1994, he was Director of Marketing at SuperMac Technology, a graphics and digital video technology firm, and General Manager of E-Machines, a subsidiary of SuperMac. From January 1986 to July 1990, he was Director of Product Marketing at Wyse Technology, a manufacturer of terminals and personal computers, and National Sales Manager of Amdek, a subsidiary of Wyse. Mr. Kryzan received a B.S. in Electrical Engineering from Northwestern University and an M.B.A. from Santa Clara University.

                             EXECUTIVE COMPENSATION

     The following table sets forth the total compensation for the fiscal years ended March 31, 2001, 2000 and 1999 for the Chief Executive Officer and each of the three other most highly compensated executive officers of Sonic Solutions who served as executive officers at fiscal year end and who received salary and bonuses of $100,000 or more. None of the named executive officers earned any bonuses or compensation for these fiscal years other than as set forth in the table or received any restricted stock awards, stock appreciation rights or long-term incentive plan payouts.

                           SUMMARY COMPENSATION TABLE

                                                                  ANNUAL COMPENSATION     LONG-TERM
                                                  FISCAL YEAR    ---------------------   COMPENSATION
     NAME AND PRINCIPAL POSITION                ENDED MARCH 31,  SALARY ($)  BONUS ($)    OPTIONS (#)
------------------------------------           --------------   ----------  ---------   ------------
Robert J. Doris                                     2001          $225,000    $     0       85,000
President (Chief Executive Officer)                 2000          $221,250    $     0       85,000
and Director                                        1999          $138,750    $     0       85,000

Mary C. Sauer                                       2001          $127,875    $     0       40,000
Senior Vice President,                              2000          $112,675    $     0       40,000
Business Development,                               1999          $111,000    $     0       40,000
Secretary and Director

Christopher A. Kryzan                               2001          $187,000    $38,917       48,000
Senior Vice President,                              2000          $185,500    $45,031       25,000
Engineering and Marketing                           1999          $175,000    $32,300       40,000

A. Clay Leighton                                    2001          $180,000    $15,000       50,000
Senior Vice President Worldwide Operations          2000          $176,250    $15,000       65,000
Finance and Chief Financial Officer                 1999          $112,920    $15,000       25,000

     The following table sets forth certain information regarding grants of stock options made during the fiscal year ended March 31, 2001 to the executive officers named in the Summary Compensation Table. Since inception, Sonic Solutions has not granted any stock appreciation rights.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                         INDIVIDUAL GRANTS
                                ---------------------------------------------------------------
                                                      PERCENT OF                                    POTENTIAL REALIZABLE VALUE AT
                                    NUMBER OF        TOTAL OPTIONS                                     ASSUMED ANNUAL RATES OF
                                    SECURITIES        GRANTED TO                                     STOCK PRICE APPRECIATION FOR
                                    UNDERLYING       EMPLOYEES IN     EXERCISE OR                              OPTION TERM
                                      OPTIONS            FISCAL        BASE PRICE     EXPIRATION    ------------------------------
     NAME                           GRANTED (#)           YEAR           ($/SH)          DATE            5%                 10%
----------------------          ------------------  ---------------  -------------  --------------  ------------------------------
Robert J. Doris                      85,000               8%            $3.0000         9/5/10         $12,750            $25,000

Mary C. Sauer                        40,000               4%            $3.0000         9/5/10         $ 6,000            $12,000

Christopher A. Kryzan                48,000               5%            $1.5630         4/1/10         $ 3,751            $ 7,502

A. Clay Leighton                     50,000               5%            $1.5630         9/1/10         $ 3,907            $ 7,815

______________________

  The exercise price of the options in the above table is equal to the fair market value of Sonic Solutions' Common Stock on the date of grant, as determined by reference to the closing price of Sonic Solutions'

Common Stock on the Nasdaq National Market. The options are subject to earlier expiration in the event of the officer's termination of employment with Sonic Solutions. Potential realizable value is based on an assumption that the fair market value of the stock on the date of grant appreciates at the stated rate, compounded annually, from the date of grant until the end of the option term. These values are calculated based on requirements promulgated by the Securities and Exchange Commission and do not reflect Sonic Solutions' estimate of future stock price appreciation. All of the options in the above table were granted under Sonic Solutions' Stock Option Plan, and vest over a period of one year at a rate of 8.3333 percent per month.

     The following table sets forth information regarding the number and value of options exercised during the fiscal year ended March 31, 2001 and of unexercised options held by the named executive officers on March 31, 2001. Value is considered to be the difference between exercise price and the closing price of $1.313 per share of the Common Stock as quoted on the Nasdaq National Market on March 31, 2001.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

                       AND FISCAL YEAR END OPTION VALUES




                                                                                  NUMBER OF SECURITIES
                                                                                        UNDERLYING
                                                                                  UNEXERCISED OPTION AT      VALUE OF IN-THE-MONEY
                                     SHARES ACQUIRED ON        AGGREGATE             FISCAL YEAR END           AT FISCAL YEAR END
                                           EXERCISE          VALUE REALIZED            EXERCISABLE/               EXERCISABLE/
                     NAME                    (#)                  ($)                 UNEXERCISABLE             UNEXERCISABLE(1)
Robert J. Doris                                0                       0             387,500/42,500                    $0/0
Mary C. Sauer                                  0                       0             197,000/35,000                    $0/0
Christopher A. Kryzan                          0                       0             190,083/22,917                    $0/0
A. Clay Leighton                          33,000                 $68,357             216,771/28,229                    $0/0

___________

(1) These values have not been, and may not be, realized, and are based on the positive spread between the respective exercise prices of the outstanding stock options and the closing price of Sonic Solutions' Common Stock at March 31, 2001 ($1.313).

     Sonic Solutions did not make any awards during the fiscal year ended March 31, 2001 to any of the executive officers named in the Summary Compensation Table under any long-term incentive plan providing compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year, excluding the stock options set forth above.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Common Stock as of October 15, 2001 (i) by each person who is known by Sonic Solutions to own beneficially more than five percent of the Common Stock, (ii) by each of Sonic Solutions' directors, (iii) by each of Sonic Solutions' executive officers named in the Summary Compensation Table under the caption "Executive Compensation" and (iv) by all directors and executive officers as a group. Unless otherwise indicated, the address of each person below is: c/o Sonic Solutions, 101 Rowland Way, Suite 110, Novato, CA 94945.

                                                                         NUMBER                   PERCENTAGE
                                                                 OF SHARES BENEFICIALLY     OF SHARES BENEFICIALLY
                       NAME AND ADDRESS                                 OWNED(1)                   OWNED(1)
----------------------------------------------------------      ------------------------    ------------------------
Kingsbridge Capital Ltd.                                                 233,856                          2%
   Dawson Building
   Main Street
   Road Town
   Tortola, BVI
Robert J. Doris (2) (3)                                                1,737,889                       12.1%
Mary C. Sauer (2) (4)                                                    883,162                        6.1%
Peter J. Marguglio (2) (5)                                               229,443                        1.6%
Robert M. Greber (2) (6)                                                  13,000                         *
R. Warren Langley (2) (7)                                                  1,500                         *
Christopher A. Kryzan (2) (8)                                            208,883                        1.5%
A. Clay Leighton (2) (9)                                                 341,000                        2.4%
All directors and executive officers as a group (12 persons)           3,903,261                       27.1%

--------
*Less than one percent.

(1) This table is based upon information supplied by directors, officers and principal shareholders. Applicable percentage ownership for each shareholder is based on 14,393,916 shares of Common Stock outstanding as of October 15, 2001, together with applicable options for such shareholders. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities, subject to the community property laws where applicable. Shares of Common Stock subject to options are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options, but are not treated as outstanding for computing the percentage ownership of any other person.

(2) The address of the persons set forth is the address of our Company appearing elsewhere in this prospectus.

(3) Includes 1,227,889 shares owned by Mr. Doris, and 510,000 shares issuable upon exercise of options which will be exercisable within 60 days of October 15, 2001.

(4) Includes 593,662 shares owned by Ms. Sauer, and 289,500 shares issuable upon exercise of options which will be exercisable within 60 days of October 15, 2001.

(5) Includes 208,443 shares owned by Mr. Marguglio, and 21,000 shares issuable upon exercise of options which will be exercisable within 60 days of October 15, 2000.

(6) Consists of shares issuable upon exercise of options which will be exercisable within 60 days of October 15, 2001.

(7) Consists of shares issuable upon exercise of options which will be exercisable within 60 days of October 15, 2001.

(8) Consists of shares issuable upon exercise of options which will be exercisable within 60 days of October 15, 2001.

(9) Includes 38,500 shares owned by Mr. Leighton and 302,500 shares issuable upon exercise of options which will be exercisable within 60 days of October 15, 2001.


Board Meetings and Committees

     The Board held a total of four meetings during the fiscal year ended March 31, 2001. No incumbent director participated in fewer than 75% of the total number of meetings of the Board and all meetings of the committees, if any, upon which such director served.

     During the fiscal year ended March 31, 2001, the audit committee of the Board consisted of Mr. Marguglio and Mr. Greber. Mr. R. Warren Langley was appointed as a member of the Audit Committee on June 7, 2001. All of the audit committee members are independent directors as defined in the National Association of Securities Dealers listing standards. The principal functions of the audit committee are to recommend engagement of the Company's independent auditors, to consult with the Company's auditors concerning the scope of the audit and to review with them the results of their examination, to review and approve any material accounting policy changes affecting the Company's operating results and to review the Company's financial control procedures and personnel. The audit committee held four meetings during the fiscal year ended March 31, 2001.

     The Board does not have a nominating committee or a compensation committee.

Audit Committee Report

  The Audit Committee has reviewed and discussed the audited consolidated financial statements for the year ended March 31, 2001 with the Company's management and has discussed the matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communications with Audit Committees) with the representatives of KPMG LLP, the independent auditors of the Company. The independent auditors have provided a written disclosure to the Audit Committee in compliance with Independence Standards Board No. 1 (Independence Discussions with Audit Committees). The Audit Committee has discussed the auditors' independence with KPMG LLP. Based on the review of the audited consolidated financial statements for the year ended March 31, 2001 and the discussions between the Audit Committee, the Company's management and the independent auditors, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements for the year ended March 31, 2001 be included in the Company's Annual Report to Stockholders and in the Company's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission.

  The Audit Committee acts under a written charter that was first adopted and approved by the Company's Board of Directors on June 1, 2000. In performing its functions, the Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company's management, which has the primary responsibility for financial statements and reports, and of the independent auditor, who, in its report, expresses on opinion on the conformity of the Company's annual financial statements to generally accepted accounting principles.

Newly Appointed Board and Committee Member

     On June 7, 2001, Mr. R. Warren Langley was appointed as a member of the Board of Directors and as a member of the Audit Committee.

Compensation Committee Interlocks and Insider Participation

     The Board does not have a Compensation Committee. Accordingly, the entire Board determines executive compensation. Robert J. Doris and Mary C. Sauer are directors and are the founders and principal executive officers of the Company.

Stock Option Plans

     Under our September 1989 Stock Option Plan (the Plan), options to purchase up to an aggregate of 2,090,000 shares of common stock may be granted to key employees, directors and consultants. Grants of options to the directors of Sonic Solutions may not exceed 140,000 shares. The Plan provides for issuing both incentive stock options, which must be granted at fair market value at the date of grant, and nonqualified stock options, which must be granted at not less than 85% of fair market value of the stock. All options to date have been granted as incentive stock options. Options under the Plan generally vest over four years from the date of grant. The options generally expire ten years from the date of grant and are canceled three months after termination of employment. Our Board of Directors and Chief Executive Officer administer the Plan.

     During 1995, we adopted the 1994 NonEmployee Directors Stock Option Plan which provides for the grant of stock options to Sonic Solutions' nonemployee directors. Under this plan, stock options are granted annually at the fair market value of Sonic Solutions' common stock on the date of grant. The number of options so granted annually is fixed by the plan. Such options generally vest over four years from the grant date. The total number of shares to be issued under this plan may not exceed 100,000 shares. There were 22,000 options outstanding at March 31, 2001, at prices of $2.6560, $2.5625 and $1.6880 per share, of which 10,669 were exercisable. The Plan provides for issuing both incentive stock options, which must be granted at fair market value at the date of grant, and nonqualified stock options, which must be granted at not less than 85% of fair market value of the stock. All options to date have been granted as incentive stock options. Options under the Plan generally vest over four years from the date of grant. The options generally expire ten years from the date of grant and are canceled three months after termination of employment. Our Board of Directors and Chief Executive Officer administer the Plan.

     In July, 1998, the Board of Directors adopted the Sonic Solutions 1998 Stock Option Plan and the shareholder's approved the 1998 Stock Option Plan in September, 1998. The 1998 Stock Option Plan covers 1,000,000 shares of Common Stock, with an annual increase in the number of shares available for issuance under the Stock Option Plan on the last day of each fiscal year; provided that the total number of shares issuable under the plan shall not exceed 2,000,000. The Plan provides for issuing both incentive stock options, which must be granted at fair market value at the date of grant, and nonqualified stock options, which must be granted at not less than 85% of fair market value of the stock. All options to date have been granted as incentive stock options. Options under the Plan generally vest over four years from the date of grant. The options generally expire ten years from the date of grant and are canceled three months after termination of employment. Our Board of Directors and Chief Executive Officer administer the Plan.

     In July, 2000, the Board of Directors adopted the Sonic Solutions 2000 Stock Option Plan and the shareholder's approved the 2000 Stock Option Plan in September, 2000. The 2000 Stock Option Plan covers 3,000,000 shares of Common Stock with an annual increase in the number of shares available for issuance under the Stock Option Plan on the last day of each fiscal year.

                          DESCRIPTION OF CAPITAL STOCK

     As of the date of this prospectus, our authorized capital stock consists of 30,000,000 shares of common stock, no par value, and 10,000,000 shares of preferred stock, no par value.

Common Stock

     As of October 15, 2001, there were 14,393,916 shares of common stock outstanding held of record by approximately 175 registered stockholders. We believe however, that many beneficial holders of its common stock have registered their shares in nominee or street name, and that there are substantially more than 175 beneficial owners. The holders of shares of common stock are entitled to one vote per share on all matters to be voted on by stockholders, except that holders may cumulate their votes in the election of directors. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors in its discretion from funds legally available therefor. In the event of a liquidation, dissolution, or winding up of our company, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

     The board of directors has the authority to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, without any further vote or action by the shareholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Sonic Solutions or making removal of management more difficult without further action by the shareholders and could adversely affect the rights and powers, including voting rights, of the holders of common stock. These provisions could also affect the market price of our common stock.

     As of the date of this prospectus, 850,000 shares of preferred stock have been designated as Series D preferred stock, 700,000 of which are outstanding. The terms of the Series D preferred stock are summarized below.

     CONVERSION:

     Each share of Series D preferred stock is convertible, at the election of the holder, into that number of shares of our common stock equal to the liquidation preference, as adjusted for stock splits, reorganizations and the like, which is currently $5.00 per share, divided by the conversion price. The conversion price is initially $5.00 per share but is subject to modification and adjustment. For example, the conversion price will be adjusted in connection with stock splits, distributions and reclassifications.

     The Series D preferred stock has a liquidation preference equal to $5.00 per share, as adjusted for stock splits, reorganizations and the like, plus accrued and unpaid dividends, and are senior to any other preferred stock in respect of the right to receive dividend payments and liquidation preferences.

     REDEMPTION: The Series D preferred stock is subject to redemption, under certain circumstances, at any time after the issuance of the Series D preferred stock.

     DIVIDEND RIGHTS: Holders of Series D preferred stock are entitled to cumulative dividends, when and as declared by the Board, at the annual rate of $0.20 per share, until such time as the Series D preferred stock have been converted into common stock or redeemed. Dividends on Series D preferred stock may be paid in cash or in shares of Series D preferred at a price equal to the then applicable conversion price, at the election of the Company. The dividends are cumulative and payable quarterly in arrears for each quarter of each fiscal year.

     VOTING RIGHTS: Each holder of Series D preferred stock is entitled to the number of votes equal to the number of shares of common stock into which such shares of Series D preferred Stock could be converted. The holders of Series D preferred stock have the same voting rights and powers as the holders of common stock. In addition, an affirmative vote of a majority of the outstanding Series D preferred stock is required to:

 . alter or amend the rights, preferences and privileges of the Series D preferred stock;

 .  authorize the issuance of additional Series D preferred stock; and

 . for us to authorize or issue additional or other capital stock that is senior or equal to the Series D preferred stock in respect of the preferences in connection with the distributions and payments upon the liquidation and winding up of Sonic Solutions.

Warrants

     On October 15, 1999, in connection with a renegotiation of financing terms with Hambrecht & Quist, we issued warrants to purchase 120,000 shares of common stock at an exercise price of $2.50. As of the date of this prospectus, there remain outstanding warrants to purchase a total of 96,283 shares of our common stock.

Transfer Agent and Registrar

     The transfer agent and registrar of our common stock is Mellon Investor Services.

                                 LEGAL MATTERS

     The legality of the issuance of the securities being offered hereby was passed upon for Sonic Solutions by Heller Ehrman White & McAuliffe LLP, Menlo Park, California.

                                    EXPERTS

     The financial statements and schedules of Sonic Solutions as of March 31, 2001 and March 31, 2000 and for each of the years in the three-year period ended March 31, 2001, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS


Independent auditors' report.........................................   F-2

Balance Sheets.......................................................   F-3

Statements of Operations.............................................   F-4

Statements of Shareholders' Equity...................................   F-5

Statements of Cash Flows.............................................   F-6

Notes to Financial Statements........................................   F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Sonic Solutions:

     We have audited the accompanying balance sheets of Sonic Solutions as of March 31, 2000 and 2001, and the related statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended March 31, 2001 and the related financial statement schedule. These financial statements and financial statement schedule are the responsibility of Sonic Solutions' management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sonic Solutions as of March 31, 2000 and 2001 and the results of its operations and its cash flows for each of the years in the three-year period ended March 31, 2001, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                                 /s/ KPMG LLP

San Francisco, California
May 3, 2001 except as to note 6,
  which is as of June 18, 2001

                                SONIC SOLUTIONS


                                 BALANCE SHEETS
               (in thousands, except share and per share amounts)

                                                                                           March 31                  June 30
                                                                                  -------------------------     -----------------
                                                                                     2000             2001             2001
                                                                                  ---------        ---------    -----------------
Assets                                                                                                             (unaudited)
Current assets:
 Cash and cash equivalents...............................................         $  5,179             1,616              2,003
 Accounts receivable, net of allowance for returns and doubtful accounts of $930 and $1,005 at March 31, 2000 and 2001 and $979 at June 30,
  2001, respectively.....................................................            4,635             4,185              3,948
  Inventory..............................................................              945               492                490
  Prepaid expenses and other current assets..............................              425               448                331
                                                                                  --------           -------            -------
  Total current assets...................................................           11,184             6,741              6,772
Fixed assets, net........................................................            1,515             1,333              1,165
Purchased and internally developed software costs, net...................            1,876             3,094              2,850
Other assets.............................................................              393               570                582
                                                                                  --------           -------            -------
  Total assets...........................................................         $ 14,968            11,738             11,369
                                                                                  ========           =======            =======
Liabilities And Shareholders' Equity
Current liabilities:
  Accounts payable and accrued liabilities...............................         $  4,306             4,621              4,584
  Deferred revenue and deposits..........................................            1,224             1,595              2,289
  Subordinated debt......................................................              600                57                 --
  Current portion of obligations under capital leases....................               78                10                  2
                                                                                  --------           -------            -------
  Total current liabilities..............................................            6,208             6,283
Obligations under capital leases, net of current portion.................               10                --                 --
                                                                                  --------           -------            -------
  Total liabilities......................................................            6,218             6,283              6,875
Commitments and contingencies
Shareholders' Equity
 Convertible preferred stock, no par value, 10,000,000 shares authorized: 155,544, 700,000 and 709,514 shares issued and outstanding
  at March 31, 2000,  2001 and June 30, 2001, respectively...............              506             1,750              1,774
 Common stock, no par value, 30,000,000 shares authorized; 12,050,214,
  13,056,646 and 13,740,246 shares issued and outstanding at March 31,
  2000, 2001 and June 30, 2001, respectively.............................           27,083            28,399             29,081
 Accumulated deficit.....................................................          (18,839)          (24,694)           (26,361)
                                                                                  --------           -------            -------
   Total shareholders' equity............................................            8,750             5,455              4,494
                                                                                  --------           -------            -------
   Total liabilities and shareholders' equity............................         $ 14,968            11,738             11,369
                                                                                  ========           =======            =======

                    See accompanying notes to financial statements

                                SONIC SOLUTIONS


                            STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)


                                                       Years Ended March 31,    Quarters Ended June 30,
                                                    -------------------------- -------------------------
                                                        1999     2000     2001     2000         2001
                                                    ---------- -------- ------ -----------   -----------
                                                                               (unaudited)   (unaudited)
Net revenue.......................................  $ 21,899   20,827   16,519    5,001        4,204
Cost of revenue...................................     9,547    8,992    5,892    1,734        1,389
                                                    --------  -------  -------   ------       ------
Gross profit......................................    12,352   11,835   10,627    3,267        2,815
Operating expenses:
 Marketing and sales..............................     7,216    8,938    8,710    2,347        2,176
 Research and development.........................     5,137    6,155    5,148    1,351        1,448
 General and administrative.......................     1,556    2,284    2,514      773          450
 Business integration.............................       ---      ---      ---      ---          383
                                                    --------  -------  -------   ------       ------
 Total operating expenses.........................    13,909   17,377   16,372    4,471        4,457
                                                    --------  -------  -------   ------       ------
 Operating loss...................................    (1,557)  (5,542)  (5,745)  (1,204)      (1,642)
Other expense, net................................      (302)    (249)    (110)     (42)          (1)
                                                    --------  -------  -------   ------       ------
 Loss before income taxes.........................    (1,859)  (5,791)  (5,855)  (1,246)      (1,643)
Benefit for income taxes..........................       ---      (97)     ---      ---          ---
                                                    --------  -------  -------   ------       ------
 Net loss.........................................   ($1,859)  (5,694)  (5,855)  (1,246)      (1,643)

 Beneficial conversion feature given to preferred
  shareholders....................................       ---      110      ---      ---          ---
 Dividends paid to preferred shareholders.........        53       49       20        8           12
                                                    --------  -------  -------   ------       ------
 Net loss applicable to common  shareholders......   ($1,912)  (5,853)  (5,875)  (1,254)      (1,655)
                                                    ========  =======  =======   ======       ======
 Basic and diluted loss per share applicable to
  common shareholders.............................    ($0.21)   (0.56)   (0.47)   (0.10)       (0.12)
                                                    ========  =======  =======   ======       ======
 Weighted average shares used in computing per
  share amounts...................................     8,896   10,460   12,402   12,201       13,399
                                                    ========  =======  =======   ======       ======

                    See accompanying notes to financial statements

                                SONIC SOLUTIONS
                       STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (in thousands)


                                                     Preferred stock     Common stock
                                                    -----------------   ---------------                     Total
                                                                                           Accumulated   Shareholders'
                                                    Shares     Amount   Shares    Amount     deficit        Equity
                                                    ------     ------   ------    ------   ------------  -------------
Balances at March 31, 1998.....................      462      $1,500     8,302   $15,204     (11,286)           5,418
  Exercise of common stock options.............      ---         ---        64       143         ---              143
  Equity line of credit issuances, net of
    issuance costs of $75......................      ---         ---       904     2,283          --            2,283
  Conversion of preferred stock................     (168)       (544)      168       544         ---              ---
  Preferred stock dividends....................      ---         ---       ---       (53)        ---              (53)
  Exercise of warrants.........................      ---         ---        30       ---         ---              ---
  Net loss.....................................      ---         ---       ---       ---      (1,859)          (1,859)
                                                    ----      ------    ------   -------     -------           ------

Balances at March 31, 1999.....................      294         956     9,468    18,121     (13,145)           5,932
  Exercise of common stock options..............     ---         ---       298       773         ---              773
  Equity line of credit issuances, net of
    issuance costs of $363......................     ---         ---     1,800     7,053         ---            7,053
  Issuance of preferred stock...................     154         500       ---       ---         ---              500
  Conversion of preferred stock.................    (292)       (950)      464       950         ---              ---
  Preferred stock dividends.....................     ---         ---       ---       (49)        ---              (49)
  Return to preferred stock shareholders as a
    result of beneficial conversion feature.....     ---         ---       ---      (110)        ---             (110)
  Preferred stock beneficial conversion feature.     ---         ---       ---       110         ---              110
  Issuance of warrants..........................     ---         ---       ---       235         ---              235
  Exercise of warrants..........................     ---         ---        20       ---         ---              ---
  Net loss......................................     ---         ---       ---       ---      (5,694)          (5,694)
                                                    ----      ------    ------   -------     -------           ------

Balances at March 31, 2000.....................      156         506    12,050    27,083     (18,839)           8,750

  Exercise of common stock options.............      ---         ---        43        73         ---               73
  Equity line of credit issuances, net of
    issuance costs of $136.....................      ---         ---       211        58         ---               58
  Issuance of common stock.....................      ---         ---       495       699         ---              699
  Issuance of preferred stock..................      700       1,750       ---       ---         ---            1,750
  Conversion of preferred stock................     (156)       (506)      257       506         ---              ---
  Preferred stock dividends....................      ---         ---       ---       (20)        ---              (20)
  Net loss.....................................      ---         ---       ---       ---      (5,855)          (5,855)
                                                    ----      ------    ------   -------     -------           ------

Balances at March 31, 2001.....................      700       1,750    13,056    28,399     (24,694)           5,455

  Equity line of credit issuances, net of
    issuance costs of $12 (unaudited)..........      ---         ---       684       682         ---              682
  Issuance of preferred stock (unaudited)......       10          24       ---       ---         ---               24
  Preferred stock dividends (unaudited)........      ---         ---       ---       ---         (24)             (24)
  Net loss (unaudited).........................      ---         ---       ---       ---      (1,643)          (1,643)
                                                    ----      ------    ------   -------     -------           ------

Balances at June 30, 2001(unaudited)...........      710      $1,774    13,740   $29,081     (26,361)           4,494
                                                    ====      ======    ======   =======     =======           ======

                 See accompanying notes to financial statements

                                SONIC SOLUTIONS
                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                Years Ended March 31,      Quarters Ended June 30,
                                                              --------------------------  -------------------------
                                                                1999     2000     2001        2000          2001
                                                              -------  -------- --------  -----------   -----------
Cash flows from operating activities:                                                     (unaudited)   (unaudited)
Net loss                                                      $(1,859)  (5,694)  (5,855)       (1,246)      (1,643)
Adjustments to reconcile net loss  to net cash used in
 operating activities:
Depreciation and amortization                                   2,621    2,958    2,025           610          647
Provision for returns and doubtful accounts, net of               (18)     331       75           133          (26)
 write-offs
Interest expense amortization                                      60      ---      132            50            2
Changes in operating assets and liabilities, net of effects
 from purchase of Daikin DVD business:
     Accounts receivable                                       (2,187)     437    2,310        (1,155)         263
     Inventory                                                   (173)    (138)     465           (63)           2
     Refundable income taxes                                      148      ---      ---           ---          ---
     Prepaid expenses and other current assets                     30     (138)       8            94          117
     Other assets                                                 (72)    (237)    (177)          (18)         (12)
     Accounts payable and accrued liabilities                   1,044      (53)     (50)          520          (37)
     Deferred revenue and deposits                                282      (94)     219            21          694
                                                              -------   ------   ------        ------       ------
        Net cash used in operating activities                    (124)  (2,628)    (848)       (1,054)           7
                                                              -------   ------   ------        ------       ------
Cash flows from investing activities:
     Purchase of fixed assets                                    (913)    (850)    (417)         (120)        (107)
     Additions to purchased and internally developed
      software                                                   (696)    (801)  (1,656)         (177)        (128)
                                                              -------   ------   ------        ------       ------
        Net cash used in investing activities                  (1,609)  (1,651)  (2,073)         (297)        (235)
                                                              -------   ------   ------        ------       ------
Cash flows from financing activities:
     Proceeds from exercise of common stock options               143      773       73            82          ---
     Repayments of subordinated debt                             (568)     (84)    (675)         (165)         (59)
     Proceeds from equity line financing                        2,283    7,053       58           (56)         682
     Borrowings on line of credit                                 420      422      500           ---          ---
     Repayments of line of credit                                (420)    (922)    (500)          ---          ---
     Principal payments on capital leases                        (137)    (149)     (78)          (24)          (8)
     Payment of dividends                                         (53)     (49)     (20)           (8)          --
                                                              -------   ------   ------        ------       ------
       Net cash provided by financing activities                1,668    7,044     (642)         (171)         615
                                                              -------   ------   ------        ------       ------
Net increase (decrease) in cash and cash equivalents              (65)   2,765   (3,563)       (1,522)         387
Cash and cash equivalents, beginning of year                    2,479    2,414    5,179         5,179        1,616
                                                              -------   ------   ------        ------       ------
Cash and cash equivalents, end of year                        $ 2,414    5,179    1,616         3,657        2,003
                                                              =======   ======   ======        ======       ======
Supplemental disclosure of cash flow information:
  Interest paid during year                                   $    71      109       44            15            2
                                                              =======   ======   ======        ======       ======
  Income taxes paid during year                               $     9        4      ---             2          ---
                                                              =======   ======   ======        ======       ======
  Noncash financing and investing activities:
     Issuance of preferred stock dividend                         ---      ---      ---           ---           24
                                                              =======   ======   ======        ======       ======
     Conversion of preferred stock to common stock            $   544      956      506           506          ---
                                                              =======   ======   ======        ======       ======
     Conversion of subordinated debt to preferred stock           ---      500      ---           ---          ---
                                                              =======   ======   ======        ======       ======
     Issuance of preferred stock to finance acquisition           ---      ---    1,750           ---          ---
                                                              =======   ======   ======        ======       ======
     Issuance of common stock to finance acquisition              ---      ---      699           ---          ---
                                                              =======   ======   ======        ======       ======
     Issuance of warrants associated with conversion of
      subordinated debt                                           ---      235      ---           ---          ---
                                                              =======   ======   ======        ======       ======
     Beneficial conversion feature given to preferred
      shareholders                                                ---      110      ---           ---          ---
                                                              =======   ======   ======        ======       ======

                 See accompanying notes to financial statements

                                SONIC SOLUTIONS
                         NOTES TO FINANCIAL STATEMENTS
                         March 31, 1999, 2000 and 2001

(Information as of June 30, 2001 and for the three-month periods ended June 30,
                          2000 and 2001 is unaudited)

                  (1)  SUMMARY OF OPERATIONS AND SIGNIFICANT
                              ACCOUNTING POLICIES

(a)  Operations

     We primarily develop workstations used by professionals to edit and process digital audio and digital video. Our products are computer based, and usually include both plug-in hardware and applications software installed on a personal computer. Our customers use various kinds of peripheral devices -- for example, disk drives, streaming tape drives, and audio and video tape recorders -- along with our products. Although we do not manufacture or sell the personal computer or peripheral devices used with our products, we refer to the complete configuration of personal computer, Sonic hardware, Sonic software, and peripherals as a Sonic workstation.

     We currently market two professional workstation product lines:
SonicStudio(TM) and DVD Creator(TM). SonicStudio is a line of professional audio workstations that our customers use to prepare audio for release on digital audio compact discs, for release with video and film entertainment, and for broadcast on radio. DVD Creator is a line of DVD-Video/Audio production workstations which supports the preparation and assembly of video and audio assets for release on the DVD-Video and DVD-Audio disc format.

     During the fiscal year ended March 31, 2000, we introduced and began shipments of two new products: DVDit!(TM) and DVD Fusion(TM). DVDit! is an authoring application which provides simplified DVD authoring capabilities to consumer, "prosumer," and some professional users. DVD Fusion, which is a part of our DVD Creator product line, provides video producers and editors a comprehensive set of tools for encoding, authoring and proofing DVD-Video titles derived from projects created on non-linear video editing systems.

     On February 27, 2001, we entered into an Asset Purchase Agreement with Daikin Industries, Ltd., a Japanese corporation whereby on that date we acquired The DVD Software Development Business of Daikin, also called "Daikin DVD". In return for the assets acquired, we issued 395,000 shares of common stock valued at $593,000 and 700,000 shares of preferred stock valued at $1,750,000. The acquisition was recorded using the purchase method of accounting.

     Our products generally include application software and specialized hardware installed on a personal computer. Our products are designed to improve the productivity and effectiveness of media professionals, enabling them to process and manipulate more material in a given amount of time and to achieve results which would have been impossible using traditional linear analog or digital technology.

     The quarterly unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. However, in the opinion of management, the condensed financial statements include all adjustments (consisting of only normal, recurring adjustments) necessary for their fair presentation. The interim results are not necessarily indicative of results expected for a full year.

(b)  Use of Estimates and Certain Concentrations

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

     We are dependent on sole-source suppliers for certain key components used in our products. We purchase these sole-source components pursuant to purchase orders placed from time to time. We do not carry significant inventories of these components, and have no guaranteed supply agreements. Any extended future interruption or limitation in the supply of any of the components obtained from a single source could have a material adverse effect on our results of operations.

(c)  Revenue Recognition

     We have adopted Statement of Position (SOP) 97-2, Software Revenue Recognition, as amended by SOP 98-9, Software Revenue Recognition, with Respect to Certain Arrangements. SOP 97-2 generally requires revenue earned on software arrangements involving multiple elements such as software products, hardware, upgrades, enhancements, maintenance and support, installation and training to be allocated to each element based on the relative fair values of the elements.
The fair value of an element must be based on vendor-specific objective evidence.

     We have derived our revenue primarily from licenses of our software products (including hardware components) and maintenance and support. Revenue recognized from multiple-element software arrangements are allocated to each element of the arrangement based on the fair values of elements, such as software products and maintenance and support. The determination of fair value is based on objective evidence specific to us. SOP 98-9 requires recognition of revenue using the "residual method" in a multiple element arrangement when fair value does not exist for one or more of the delivered elements in the arrangement. Under the "residual method", the total fair value of the undelivered element is deferred and subsequently recognized in accordance with SOP 97-2. The difference between the total software arrangement fee and the amount deferred for the undelivered elements is recognized as revenue related to the delivered elements.

     Revenue from license fees is recognized when persuasive evidence of an arrangement exists, delivery of the product (including hardware) has occurred, no significant obligations with regard to implementation remain, the fee is fixed and determinable, and collectibility is probable. In addition, royalty revenue from certain distributors that do not meet our credit standards and revenues from our distributor agreement with Daikin are recognized upon sell-through to the end-customer. We consider all arrangements with payment terms longer than one year not to be fixed and determinable. If the fee is not fixed or determinable, revenue is recognized as payments become due from the customer.

     Deferred revenue includes amounts billed to customers for which revenues have not been recognized which generally results from the following: (1) deferred maintenance and support; and (2) amounts billed to certain distributors for our products not yet sold through to the end-user customers.

(d)  Cash Equivalents

     Cash equivalents consist of short-term, highly-liquid investments with original maturities of three months or less and are stated at cost which approximates market value. Cash equivalents consist of money market funds.

(e)  Inventory

     Inventory is valued at the lower of cost, determined on a first-in, first-out basis, or market. Our finished goods inventory is manufactured to our specifications by a third party.

(f)  Fixed Assets

     Fixed assets consist of furniture and equipment and are recorded at cost. Equipment under capital leases is stated at the present value of minimum lease payments at the inception of the lease. Depreciation of furniture and equipment is provided using the straight-line method over the estimated useful lives of the respective assets which are generally three to five years. Equipment held under capital leases is amortized over the shorter of the lease term or the estimated useful life of the asset.

(g)  Purchased and Internally Developed Software Costs

     Purchased software and software product development costs are capitalized when a product's technological feasibility has been established and then is amortized over a future period. Amortization begins when a product is available for general release to customers. Amortization of capitalized software costs, for both internally developed and purchased software products, is computed on a straight-line basis over the estimated economic life of the product, which is generally three years, or on a basis using the ratio of current revenue to the total of current and anticipated future revenue, whichever is greater. All other research and development expenditures are charged to research and development expense in the period incurred.

(h)  Income Taxes

     We account for income taxes under the asset and liability method of accounting. Under the asset and liability method, deferred tax assets and liabilities are recognized based on the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases.

(i)  Basic and diluted loss per share

     The following table sets forth the computations of shares and net loss per share, applicable to common shareholders used in the calculation of basic and diluted net loss per share for the years ended March 31, 1999, 2000 and 2001 and the quarters ended June 30, 2000 and 2001 (in thousands, except per share data):

                                                       Years Ended March 31,     Quarters Ended June 30,
                                                    --------------------------  -------------------------
                                                      1999     2000      2001        2000         2001
                                                    --------  -------  -------  -------------  ----------
Net loss..........................................  $(1,859)  (5,694)  (5,855)       (1,246)      (1,643)
Beneficial conversion feature given to preferred
 shareholders.....................................       --      110       --            --           --
Dividends paid to preferred shareholders..........       53       49       20             8           12
                                                    -------   ------   ------        ------       ------
Net loss applicable to common shareholders........  $(1,912)  (5,853)  (5,875)       (1,254)      (1,655)
                                                    =======   ======   ======        ======       ======
Weighted average number of  common shares
 outstanding......................................    8,896   10,460   12,402        12,201       13,399
                                                    =======   ======   ======        ======       ======

Basic and diluted net loss per share applicable
 to common shareholders...........................  $ (0.21)   (0.56)   (0.47)        (0.10)       (0.12)
                                                    =======   ======   ======        ======       ======

     As of March 31, 1999, 2000 and 2001 and June 30, 2000 and 2001 potentially dilutive shares totaling 1,834,502; 1,253,947; 1,537,493; 845,010; and 721,791,
respectively, for convertible preferred stock and options with exercise prices less than the average market price that could dilute basic earnings per share in the future, were not included in loss per share as their effect was anti-dilutive for those periods.

(j)  Concentrations of Credit Risk

     Financial instruments which potentially subject our company to concentrations of credit risk are trade receivables. We manufacture and sell our products to customers who are primarily audio and video and graphic arts professionals who prepare sound, video and graphics for use in the music recording, video, film and broadcast and printing industries or for corporate in-house use and to dealers who support such customers. Management believes that any risk of credit loss is significantly reduced due to the diversity of its end users and their dispersion across many geographic sales areas. We maintain an allowance for doubtful accounts to provide against potential credit losses.

(k)  Liquidity

     Historically, we have incurred significant losses and negative cash flows from operations. As of June 30, 2001, we have an accumulated deficit of $26,361,000 and negative working capital of $103,000. We have primarily funded operations through private equity financing with Kingsbridge (see note 6). We intend to continue using the equity financing to fund negative cash flows. To the extent that this equity line of credit or other sources of financing are not available to us, we will reduce planned capital expenditures and reduce other variable costs as necessary to maintain sufficient working capital to operate our business through March 2002.

(l)  Stock-Based Compensation

     Our company has various stock-based compensation plans, as discussed in
Note 7. We have accounted for the effect of our stock based compensation plans under Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees". We have elected to adopt only the disclosure based requirements of Statement of Financial Accounting Standards (SFAS) No. 123 "Accounting for Stock-Based Compensation" and as such have disclosed the pro forma effects on net loss and net loss per share data as if we had elected to use the fair value approach to account for all our employee stock-based compensation plans.

(m)  Impairment of Long-Lived Assets

     We evaluate our long-lived assets for impairment, including other intangibles, whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by comparison of the carrying amount of the asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

(n)  Recently Issued Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, as amended by SFAS No. 137 and SFAS No. 138, "Accounting for Derivative instruments and hedging activities." We are required to adopt SFAS No. 133 in the first quarter of fiscal year 2002. We do not anticipate that SFAS No. 133 will have a material impact on our financial statements.

(o)  Comprehensive Loss

     We have no significant components of other comprehensive loss and accordingly, comprehensive loss equals net loss.


     (2)  INVENTORY

     The components of inventory consist of (in thousands):

                                                                     March 31,              June 30,
                                                                -------------------         -------
                                                                2000           2001           2001
                                                                ----           ----           ----
Finished Goods                                                  $387            182            194
Work-in-process                                                   75             48             46
Raw materials                                                    483            262            250
                                                                ----            ---            ---
                                                                $945            492            490
                                                                ====            ===            ===

     (3)  FIXED ASSETS

     Fixed assets consist of (in thousands):

                                                                 March 31,                 June 30,
                                                          ----------------------           -------
                                                           2000            2001              2001
                                                          --------        ------           -------
Equipment, furniture and fixtures                       $ 5,382            6,089            6,185
Demonstration equipment                                   1,888            1,909            1,916
Parts used in service, not held for sale                  1,495            1,515            1,518
                                                        -------           ------           ------
                                                          8,765            9,513            9,619
Less accumulated depreciation and amortization           (7,250)          (8,180)          (8,454)
                                                        -------           ------           ------
                                                        $ 1,515            1,333            1,165
                                                        =======           ======           ======

     As of March 31, 2001 and June 30, 2001, fixed assets held under capital lease totaled $315,000 and accumulated amortization on those assets totaled $315,000.

     (4)  PURCHASED AND INTERNALLY DEVELOPED SOFTWARE COSTS

     Capitalized software costs consist of (in thousands):


                                                           March 31,                  June 30,
                                                   ------------------------           -------
                                                    2000              2001              2001
                                                   ------            ------           -------
Purchased software                                $   409               455               458
Internally developed software                       6,035             8,302             8,427
                                                  -------            ------            ------
                                                    6,444             8,757             8,885
Accumulated amortization                           (4,568)           (5,663)           (6,035)
                                                  -------            ------            ------
                                                  $ 1,876             3,094             2,850
                                                  =======            ======            ======

     Amortization of capitalized software costs was $1,225,000, $1,310,000 and $1,095,000 for the years ended March 31, 1999, 2000 and 2001, respectively.

     (5)  ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

     Accounts payable and accrued liabilities consist of (in thousands):

                                                             March 31,                June 30,
                                                      -----------------------         -------
                                                        2000            2001            2001
                                                      -------          ------         -------
Accounts payable                                      $1,089             872           1,170
Commissions payable                                      653             428             412
Accrued compensation and benefits                        903             984             944
Accrued expenses                                       1,470           1,495           1,360
Accrued acquisition costs                                ---             356             427
Accrued marketing expenses                               191             486             271
                                                      ------           -----           -----
                                                      $4,306           4,621           4,584
                                                      ======           =====           =====

     (6)  CREDIT FACILITIES AND DEBT RESTRUCTURING

     On May 4, 2000, we entered into a new Private Equity Line Agreement (the "Agreement") with Kingsbridge Capital. Under this Agreement, we may receive ("draw") cash from Kingsbridge in exchange for our common stock. The total of all draws under the Agreement may not exceed $20,000,000 in cash nor involve issuance of more than 19.9% of our outstanding common stock. Pricing of each draw is based on the market price of our common stock around the time of a draw discounted by amounts ranging from 8% to 12% of market price. Our ability to utilize this equity line is subject to the effectiveness of a registration statement on Form S-1 registering any shares received by Kingsbridge from us for resale to the public. On July 19, 2000, we filed a registration statement on Form S-1 to register for resale the shares we may issue to Kingsbridge under the Agreement and on November 13, 2000 the Registration Statement became effective. Utilization of the equity line by us is subject to a number of restrictions and conditions that are described more fully in the Registration Statement. During the fourth quarter of fiscal year March 31, 2001, we drew $200,000 from the equity line for which we issued 211,416 shares of common stock.

     During the first quarter ended June 30, 2001, we drew down $700,000 from the equity line for which we issued 683,600 shares of common stock.

     Since December 1996, we have entered into a couple of different financing arrangements with Hambrecht & Quist Guaranty Finance, including a $5,100,000 financing facility and a $7,000,000 equity-based line of credit. In March 1998, $3,000,000 of the $5,100,000 financing facility was restructured into $1,500,000 of convertible preferred stock (461,538 shares) and $1,500,000 of debt. The debt had an interest rate of 7.25% and was due in October 1999. During the years ended March 31, 2000, and March 31, 2001, 292,000 and 156,000 shares of the convertible preferred stock were converted to common stock.

     In October 1999, the $1,500,000 of debt due to Hambrecht and Quist Guaranty Finance was restructured into 153,846 shares of Series C Convertible preferred stock and $1,000,000 of debt. The unpaid balance at March 31, 2000 and 2001 was $600,000 and $57,000, respectively. During the year ended March 31, 2001, all of the shares of Series C convertible preferred stock were converted to common stock. In connection with the debt restructuring, we issued warrants to purchase 120,000 common shares at an exercise price of $2.50. These warrants expire on April 30, 2006 and are immediately exercisable. At June 30, 2001, 96,283 warrants remain unexercised.

     (7)  SHAREHOLDERS' EQUITY

     Convertible Preferred Stock

     In February, 2001, we issued 700,000 shares of Series D Convertible Preferred Stock (the Preferred Stock) to Daikin Industries in conjunction with our purchase of Daikin DVD valued at $1,750,000 or $2.50 per share. The rights, preferences, and privileges of the holders of the Preferred Stock are as follows:

     . Dividends are cumulative and are payable only upon declaration by the Company's Board of Directors at an annual rate of $0.20 per share, until such shares have been converted into common stock. Such distributions shall be payable quarterly in arrears for each calendar quarter of each fiscal year.

     . Holders have a liquidation preference of $5.00 per share plus all accrued but unpaid dividends, in the event of any liquidation, dissolution or winding up of the corporation, either voluntary or involuntary.

     . Each share has voting rights equal to the number of shares of common stock into which such shares could be converted.

     . Each share is convertible at any time into one share of common stock subject to certain antidilution provisions.

     Stock Options

     Under our September 1989 Stock Option Plan (the Plan), options to purchase up to an aggregate of 2,090,000 shares of common stock may be granted to key employees, directors and consultants. Grants of options to the directors of Sonic Solutions may not exceed 140,000 shares. The Plan provides for issuing both incentive stock options, which must be granted at fair market value at the date of grant, and nonqualified stock options, which must be granted at not less than 85% of fair market value of the stock. All options to date have been granted as incentive stock options. Options under the Plan generally vest over four years from the date of grant. The options generally expire ten years from the date of grant and are canceled three months after termination of employment. Our Board of Directors and Chief Executive Officer administer the Plan.

     During 1995, we adopted the 1994 NonEmployee Directors Stock Option Plan which provides for the grant of stock options to Sonic Solutions' nonemployee directors. Under this plan, stock options are granted annually at the fair market value of Sonic Solutions' common stock on the date of grant. The number of options so granted annually is fixed by the plan. Such options generally vest over four years from the grant date. The total number of shares to be issued under this plan may not exceed 100,000 shares. There were 22,000 options outstanding at March 31, 2001, at prices of $2.6560, $2.5625 and $1.6880 per share, of which 10,669 were exercisable. The Plan provides for issuing both incentive stock options, which must be granted at fair market value at the date of grant, and nonqualified stock options, which must be granted at not less than 85% of fair market value of the stock. All options to date have been granted as incentive stock options. Options under the Plan generally vest over four years from the date of grant. The options generally expire ten years from the date of grant and are canceled three months after termination of employment. Our Board of Directors and Chief Executive Officer administer the Plan.

     In July, 1998, the Board of Directors adopted the Sonic Solutions 1998 Stock Option Plan and the shareholder's approved the 1998 Stock Option Plan in September, 1998. The 1998 Stock Option Plan covers 1,000,000 shares of Common Stock, with an annual increase in the number of shares available for issuance under the Stock Option Plan on the last day of each fiscal year; provided that the total number of shares issuable under the plan shall not exceed 2,000,000. The Plan provides for issuing both incentive stock options, which must be granted at fair market value at the date of grant, and nonqualified stock options, which must be granted at not less than 85% of fair market value of the stock. All options to date have been granted as incentive stock options. Options under the Plan generally vest over four years from the date of grant. The options generally expire ten years from the date of grant and are canceled three months after termination of employment. Our Board of Directors and Chief Executive Officer administer the Plan.

     In July, 2000, the Board of Directors adopted the Sonic Solutions 2000 Stock Option Plan and the shareholder's approved the 2000 Stock Option Plan in September, 2000. The 2000 Stock Option Plan covers 3,000,000 shares of Common Stock with an annual increase in the number of shares available for issuance under the Stock Option Plan on the last day of each fiscal year.

     A summary of Sonic Solutions' option plans is presented below:

                                                1999                        2000                        2001
                                       ----------------------    -------------------------   -------------------------
                                                   Weighted                     Weighted                    Weighted
                                                    Average                      Average                     Average
                                                   Exercise                     Exercise                    Exercise
                                       Options      Price         Options        Price        Options        Price
                                      ---------    ----------    ---------      ----------   ---------      --------
Outstanding at beginning
 of year                              1,660,178        $2.89     2,026,333           2.80    2,351,039          2.67
Granted                                 670,250         3.08       782,300           2.73    1,029,500          1.69
Exercised                               (64,225)        2.22      (298,208)          2.58      (43,000)         1.84
Forfeited                              (239,870)        4.32      (159,386)          4.94     (224,351)         3.29
                                      ---------        -----     ---------           ----    ---------          ----
Outstanding at end of year.           2,026,333        $2.80     2,351,039           2.67    3,113,188          2.31
                                      =========                  =========                   =========
Options exercisable at
 year end                             1,179,191        $2.65       902,506           2.54    1,880,229          2.44
Fair value of options granted
 during the year                                       $2.06                         1.93                       1.28

     Had compensation cost for our plans been determined consistent with the fair value approach enumerated in SFAS No. 123, our net loss and net loss per share for the years ended March 31, 1999, 2000 and 2001 would have been increased as indicated below (in thousands, except per share data):

                                                                       Years Ended
                                                                         March 31,
                                                             ----------------------------------
                                                              1999          2000          2001
                                                             ------        ------        ------
           Net loss              As Reported                  $1,859         5,694         5,855
                                 Pro Forma                    $3,640         7,532         7,412

           Net loss per share    As Reported                  $ 0.21          0.56          0.47
                                 Pro Forma                    $ 0.41          0.72          0.60

     The fair value of options granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1999, 2000 and 2001; risk-free interest rate of 4.65%, 6.04% and 5.17%, respectively; expected life of 4 years; 91%, 97% and 110% expected volatility, respectively; and no dividends.

     The effect of applying SFAS No. 123 for disclosing compensation costs may not be representative of the effects on reported net income (loss) for future years because pro forma net income (loss) reflects compensation costs only for stock options granted in fiscal 1996 through 2001 and does not consider compensation costs for stock options granted prior to April 1, 1995.

     The following table summarizes information about stock options outstanding at March 31, 2001.

                                                        Options Outstanding                 Options Exercisable
                                                 ----------------------------------   -------------------------------
                                                     Weighted
                                   Number             Average          Weighted           Number          Weighted
          Range of             Outstanding at        Remaining          Average       Outstanding at       Average
       Exercise Price          March 31, 2001    Contractual Life    Exercise Price   March 31, 2001   Exercise Price
-------------------------      --------------    ----------------    --------------   --------------   --------------
From $1.25 to $1.75              1,127,188             9.12              $1.52            490,466           $1.60
From $2.00 to $2.91              1,632,375             7.12               2.56          1,223,083            2.57
From $3.44 to $3.94                296,375             8.71               3.37            123,315            3.42
From $4.18 to $6.00                 57,250             7.16               5.31             43,365            5.41
                                 ---------             ----              -----          ---------           -----
From $1.25 to $6.00              3,113,188             8.00              $2.31          1,880,229           $2.44
                                 =========             ====              =====          =========          =====


     (8)  INCOME TAXES

     The differences between income taxes computed using the statutory federal income tax rate of 34% and that shown in the statements of operations are summarized as follows (in thousands):

                                                                                   Years Ended March 31,
                                                                        -------------------------------------------
                                                                         1999              2000               2001
                                                                        ------            ------             ------
Computed tax at statutory rate                                          $(630)            (1,969)           (1,991)
Tax credits utilized                                                      105                137               136
State taxes, net of federal benefit                                         5                  4                 4
Tax exempt interest income                                                (19)                --                --
Current year net operating losses, temporary
   differences and credits for which no benefit was
    recognized                                                            520              1,804             1,834
IRS tax refund                                                             --                (99)               --
Other                                                                      19                 26                17
                                                                        -----             ------            ------
                                                                        $  --                (97)               --
                                                                        =====             ======            ======

The components of deferred taxes are as follows (in thousands):

                                                                                          March 31,
                                                                       ---------------------------------------------
                                                                         1999               2000               2001
                                                                       -------             ------             ------
Deferred tax assets:
  Accounts receivable                                                  $   179                585               581
  Accrued salaries                                                          --                 --                42
  Inventories                                                              123                 49                82
  Tax credit carryforwards                                               2,086              2,440             3,038
  Net operating losses                                                   4,732              6,109             7,969
  Accrued vacation pay                                                      55                101               120
  Commissions                                                                1                  1                50
  State income taxes                                                        52                 62                 1
  Warranty and other                                                        51                 37                79
                                                                       -------             ------           -------
  Gross deferred tax assets                                              7,279              9,384            11,962
                                                                       -------             ------           -------
  Valuation allowance                                                   (6,309)            (8,651)          (10,919)
                                                                       -------             ------           -------
  Total deferred tax assets, net of valuation allowance                    970                733             1,043

Deferred tax liabilities:
  Fixed assets                                                            (130)              (127)               65
  Internally developed software                                           (840)              (606)           (1,108)
                                                                       -------             ------           -------
  Total deferred tax liability                                            (970)              (733)           (1,043)
                                                                       -------             ------           -------
  Net deferred taxes                                                   $     -                  -                 -
                                                                       =======             ======           =======

     The net change in the valuation allowance for the year ended March 31, 1999, 2000 and 2001 was an increase of approximately $966,000, $2,343,000 and $2,268,000, respectively. Management believes that sufficient uncertainty exists regarding the future realization of certain deferred tax assets and, that a valuation allowance is required.

     As of March 31, 2001, we have cumulative federal and California net operating losses of approximately $22,050,000 and $9,954,000, respectively, which can be used to offset future income subject to taxes. The federal tax loss carryforwards will expire beginning in the year 2012 through 2021. The California tax loss carryforwards will expire beginning in the year 2001 through 2011.

     As of March 31, 2001, we have cumulative unused research and development tax credits of approximately $2,160,000 and $1,126,000 which can be used to reduce future federal and California income taxes, respectively. Federal credit carryforwards expire from 2009 through 2021; California credits will carryforward indefinitely.

     As of March 31, 2001, we have federal minimum tax credit carryforwards of approximately $135,000 which will carry forward indefinitely until utilized.

     (9)  COMMITMENTS AND CONTINGENCIES

     (a)  Leases

     In December, 1996, we entered into a leasing agreement to finance the purchase of up to $1,000,000 in equipment, as discussed in Note 6. Lease terms under the agreement are for 42 months and are secured by the leased equipment. We also lease certain facilities and equipment under noncancelable operating leases. Future payments under capital and operating leases that have initial remaining noncancelable lease terms in excess of one year are as follows (in thousands):

                                                                                   Years Ended March 31,
                                                                              -----------------------------
                                                                               Capital           Operating
                                                                                Leases             Leases
                                                                              ---------         -----------
2002                                                                             $ 10                 983
2003                                                                                -               1,073
2004                                                                                -               1,116
2005                                                                                -               1,161
2006                                                                                                1,207
Thereafter                                                                          -                 203
                                                                                 ----               -----
Total minimum lease payments                                                       10               5,743
                                                                                                    =====
Less current portion of obligations under capital lease                           (10)
                                                                                 ----
Long-term  obligations under capital lease                                       $  0
                                                                                 ====

     Rent expense under operating leases for the years ended March 31, 1999, 2000 and 2001 was approximately $954,000, $953,000 and $1,011,000, respectively.

     (b)  Benefit Plan

     We sponsor a 401(k) savings plan covering most salaried employees. To date, no contributions have been made to this plan by us.

     (c)  Inventory Purchase Commitments

     Under the terms of an agreement with an outside supplier, we have a commitment which requires us to purchase finished goods inventory from them subject to certain terms. At March 31, 2001 the amount was not significant.

     (d)  Other

     We from time to time are subject to routine claims and litigation incidental to our business. We believe that the results of these matters will not have a material adverse effect on our financial condition and results of operations.

     (10) SIGNIFICANT CUSTOMER INFORMATION AND SEGMENT REPORTING

     SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" requires companies to report financial and descriptive information about its reportable operating segments, including segment profit or loss, certain specific revenue and expense items and segment assets, as well as information about the revenues derived from our products and services, the countries in which we earn revenue and hold assets, and major customers. The method for determining what information to report is based on the way that management organized the operating segments within our company for making operating decisions and assessing financial performance.

     Our chief operating decision maker is considered to be our Chief Executive Officer ("CEO"). The CEO reviews financial information presented on a consolidated basis accompanied by desegregated information about revenue by product line and revenue by geographic region for purposes of making operating decisions and assessing financial performance. The consolidated financial information reviewed by the CEO is identical to the information presented in the accompanying statement of operations. Therefore, we operate in, and measure our results in a single operating segment. As such, we are required to disclose the following revenue by product line, revenue by geographic and significant customer information:

     Revenues by Product Line:

                                               Years Ended March 31,                 Quarters Ended June 30,
                                        -------------------------------------       -------------------------
                                          1999          2000           2001           2000             2001
                                        --------      --------       --------       --------         --------
Revenues
  Consumer DVD                        $     -          1,805           2,429            534            1,166
  Pro Audio/Video                      21,899         19,022          14,090          4,467            3,038
                                      -------         ------          ------          -----            -----
Total net revenue                     $21,899         20,827          16,519          5,001            4,204
                                      =======         ======          ======          =====            =====

     Our accounting system does not capture meaningful gross margin and operating income (loss) information by product line, nor is such information used by the CEO for purposes of making operating decisions. Accordingly, such information has not been disclosed.

     Revenues by Geographic Location:

                                                Years Ended March 31,               Quarters Ended June 30,
                                      ----------------------------------------     -------------------------
                                         1999           2000            2001           2000           2001
                                     ---------        --------       ---------      ---------       --------
North America                         $11,702         11,027           8,714          2,663            1,952
Export:
Europe                                  5,707          5,489           4,666          1,335            1,088
Pacific Rim                             4,218          4,034           3,095            977            1,146
Other international                       272            277              44             26               18
                                      -------         ------          ------          -----            -----
Total net revenue                     $21,899         20,827          16,519          5,001            4,204
                                      =======         ======          ======          =====            =====

We sell our products to customers categorized geographically by each customer's country of domicile. We do not have any material investment in long lived assets located in foreign countries for any of the years presented.

     Significant customer information:

                                                                                          Percent of Total
                                                                                        Accounts Receivable
                                                Years Ended March 31,                         March 31,
                                          ------------------------------------------   ----------------------
                                             1999              2000                2001                2001
                                          ---------          --------            --------            --------
Customer A                                   11%                11%                 7%                   1%
Customer B                                    -                 10%                12%                   6%


                                                                                  Percent of Total         Percent of Total
                                                                                Accounts Receivable       Accounts Receivable
                                          Quarters Ended June 30,                     June 30,                 June 30,
                                      ------------------------------            -------------------       -------------------
                                          2000               2001                      2000                      2001
                                      -----------          ---------                ---------                 ---------
Customer A                                11%                6%                         9%                        4%


                                                                                  Percent of Total         Percent of Total
                                                                                Accounts Receivable       Accounts Receivable
                                          Quarters Ended June 30,                     June 30,                 June 30,
                                      ------------------------------            -------------------       -------------------
                                          2000               2001                      2000                      2001
                                      -----------          ---------                ---------                 ---------
Customer B                                12%                13%                       11%                        9%

     (11)  ACQUISITION

     On February 27, 2001, we entered into an Asset Purchase Agreement with Daikin Industries, Ltd., a Japanese corporation whereby on that date we acquired Daikin DVD. In return for the assets acquired, we issued 395,000 shares of common stock valued at approximately $593,000 and 700,000 shares of preferred stock valued at approximately $1,750,000.

     The value of the common stock was determined based on the closing market price of our common stock on February 27, 2001. The estimated value of the preferred stock was determined based on the following considerations relative to preferred stock: (1) the common stock conversion feature; (2) the dividend rate; and (3) the stated liquidation preference associated with the preferred stock. The acquisition was recorded using the purchase method of accounting and accordingly, the operating results have been included in our results of operations from the date of acquisition.

     A finder's fee was paid of 100,000 shares of our common stock, valued at $150,000, in connection with the acquisition.

     As a consequence of the acquisition, we acquired all the Daikin DVD related products and intellectual property rights which is included in purchased and internally developed software costs. Additionally, we acquired tangible assets such as furniture, computers and other electronic assets, some of which will continue to be used specifically in the acquired DVD software development business while others will be used in our general DVD authoring tool business. The costs of the acquisition have been allocated on the bases of the estimated fair market values of the assets and liabilities assumed.

     We estimated fair value of the individual net tangible and intangible assets acquired exceeded the purchase price. As a result, the carrying values of the fixed assets and purchased software costs acquired were reduced by this excess. The amount and components of the purchase price along with the allocation of the purchase price are as follows (in thousands):


           Common stock issued                                      $  743
           Preferred stock issued                                    1,750
           Estimated transaction costs                                 365
                                                                    ------

           Total purchase price                                     $2,858
                                                                    ======

           Accounts receivable                                      $1,935
           Prepaid expenses                                             31
           Inventory                                                    12
           Fixed assets                                                330
           Purchased software costs                                    658

           Deferred revenue                                           (108)
                                                                    ------

                 Net assets acquired                                $2,858
                                                                    ======

     In connection with the Asset Purchase Agreement, we and Daikin entered into a fourteen month Distribution Agreement whereby we appointed Daikin as our exclusive distributor in Japan. During the terms of the Distribution Agreement, Daikin committed to placing minimum purchase orders of 260,000,000 yen of Daikin acquired products. During the year ended March 31, 2001, Daikin paid us $595,210 relating to the distribution agreement. As of March 31, 2001 and assuming the conversion rate at March 31, 2001, Daikin has approximately $1,583,000 to be paid to us under the Distribution Agreement.

     The following unaudited pro forma results of operations for fiscal year 2000 are as if the acquisition occurred on April 1, 1999. The pro forma information has been presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations for future periods or the results of operations or financial position that actually would have been realized had we been a combined company during the specified periods.

(in thousands, except per share amounts)                                               Years Ended March 31,
                                                                                   -----------------------------
                                                                                      2000                2001
                                                                                   ---------            --------
Net sales                                                                           $25,147              19,413
                                                                                    =======             =======

Net loss                                                                            $(8,526)            $(7,650)
                                                                                    =======             =======

Basic and diluted loss per share applicable to common shareholders                  $ (0.81)            $ (0.60)
                                                                                    =======             =======

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

     The following table sets forth various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates.

Securities and Exchange Commission Registration Fee              $     0
Accounting Fees                                                    7,500
Legal Fees and Disbursements                                       5,000
Miscellaneous                                                      2,500
                                                                 -------
      Total:                                                     $15,000
                                                                 =======

Item 14. Indemnification of Officers and Directors.


     Section 317 of the California Corporations Code permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law. Article III of Sonic Solutions' Amended and Restated Articles of Incorporation provides for the indemnification of officers, directors and third parties acting on behalf of Sonic Solutions to the fullest extent permissible under California law. Sonic Solutions has entered into indemnification agreements with its directors and executive officers to the maximum extent permitted under California law.

Item 15.  Recent Sales of Unregistered Securities

     (a) In March 1998, we issued 461,538 shares of Series C Convertible Preferred Stock to Hambrecht & Quist Guaranty Finance in return for restructuring $3,000,000 debt into $1,500,000 of Series C Convertible Preferred Stock and $1,500,000 of debt. These securities were exempt from registration pursuant to Section 4(2) of the Securities Act. These securities were sold to one investor that represented it was sophisticated and accredited.

     (b) In October 1999, we issued 153,846 shares of Series C Convertible Preferred Stock and warrants to purchase 120,000 shares of Common Stock at $2.50 per share to Hambrecht & Quist Guaranty Finance in return for restructuring the debt owed to Hambrecht & Quist Guaranty Finance. See Management's Discussion and Analysis of Financial Condition and Results of Operations. Each share of Series C Convertible Preferred Stock is convertible into 1.625 shares of Common Stock. These securities were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933. These securities were sold to one investor which represented it was sophisticated and accredited.

     (c) In December 1997, we secured a $7,000,000 equity-based line of credit under which we had the right to draw up to $7,000,000 in cash in exchange for our common stock. The price of our common stock was based on the market price of our common stock at the time of a draw subject to a 14% discount and a 4% commission payable in common stock. During fiscal year ended March 31, 1998, and fiscal year March 31, 1999, we issued 618,130 shares of common stock and 903,870 shares of common stock, respectively. In exchange for the 1,522,000 total shares of common stock issued under such line of credit, we drew $3,808,000. These securities were exempt from registration pursuant to Section 4(2) of the Securities Act. These securities were sold to one investor that represented it was sophisticated and accredited.

     (d) On May 20, 1999, we entered into an equity-based line of credit with Kingsbridge under which we were authorized to draw up to $12,000,000 in cash in exchange for our common stock. The price of our common stock was based on the market price of our common stock at the time of a draw, discounted by 10% or 12%, depending upon the price of our common stock. During the fiscal year ended March 31, 2000, we issued 1,800,000 shares of our common stock for $7,408,000. These securities were exempt from registration pursuant to Section 4(2) of the Securities Act. These securities were sold to one investor that represented it was sophisticated and accredited. As of October 31, 2001, we have issued 1,548,686 shares of our common stock to Kingsbridge.

  Item 16. Exhibits and Financial Statement Schedule.

     A.  Exhibits


  Exhibit                         Description

2.1    (9)  Asset Purchase Agreement between Registrant and Daikin Industries,
            Ltd., dated as of February 27, 2001
3.1    (1)  Restated Articles of Incorporation
3.2    (1)  Amended and Restated By-Laws
3.3    (9)  Certificate of Determination of Series D Preferred Stock of Sonic
            Solutions
4.1    (1)  Specimen Common Stock Certificate
5       *   Opinion of Heller Ehrman White & McAuliffe
10.1   (1)  Amended and Restated Stock Option Plan (compensatory plan)
10.2   (1)  Lease Agreement dated December 16, 1991 between Phoenix Leasing
            Incorporated and the Company
10.3   (1)  Loan Agreement dated November 28, 1993 between Bank of America and the Company
10.4   (1)  Agreement dated September 28, 1993 between JL Cooper Electronics and the Company
10.5   (1)  Form of Indemnity Agreement
10.6   (2)  Lease Agreement dated January 26, 1995 between Golden Gate Plaza and the Company
10.7   (3)  Private Line of Credit Agreement dated December 31, 1997 between
            Kingsbridge Capital Limited and the Company
10.8   (4)  Private Securities Subscription Agreement dated March 31, 1998 between Hambrecht & Quist Guaranty Finance, LLC and the Company
10.9   (5)  Stock purchase agreement dated May 20, 1999 between Sonic Solutions and Kingsbridge Capital Limited
10.10  (5)  Registration Rights Agreement dated May 20, 1999 between Sonic
            Solutions and Kingsbridge Capital Limited
10.11  (6)  Private Securities Subscription Agreement dated October 15, 1999 between Hambrecht & Quist Guaranty Finance, LLC and the Company
10.12  (7)  1998 Stock Option Plan (compensatory plan)

10.13  (8)  Stock purchase agreement dated May 4, 2000 between Sonic Solutions and Kingsbridge Capital Limited
10.14  (8)  Registration Rights Agreement dated May 4, 2000 between Sonic
            Solutions and Kingsbridge Capital Limited
10.15       Amendment to Lease Agreement between Golden Gate Plaza and the
            Company
10.16  (9)  Registration Rights Agreement between Registrant and Daikin
            Industries, Ltd., dated as of February 27, 2001
10.17  (9)  Shareholder Agreement between Registrant and Daikin Industries,
            Ltd., dated as of February 27, 2001
10.18  (9)  Consulting Agreement between Registrant and Daikin Industries,
            Ltd., dated as of February 27, 2001
10.19  (9)  Distribution Agreement between Registrant and Daikin Industries,
            Ltd., dated as of February 27, 2001

23.1        Consent of Heller, Ehrman White & McAuliffe (included in Exhibit 5)

23.2        Consent of KPMG LLP

---------------
*    Previously filed.

(1) Incorporated by reference to exhibits to Registration Statement on Form S-1 (No. 33-72870) effective February 10, 1994.

(2) Incorporated by reference to exhibits to Annual Report on Form 10-K for the Fiscal Year Ended March 31, 1996 (No. 33-72870).

(3) Incorporated by reference to exhibits to Registration Statement on Form S-3 (No. 333-44347) effective January 30, 1998.

(4) Incorporated by reference to exhibits to Registration Statement on Form S-3 (No. 333-50697) effective April 29, 1998.

(5) Incorporated by reference to exhibits to Registration Statement on Form S-1 filed on May 27, 1999.

(6) Incorporated by reference to exhibits to Registration Statement on Form S-3 filed on March 17, 2000.

(7) Incorporated by reference to Appendix A to the Registrant's Definitive Proxy Statement filed on July 21, 1998.

(8) Incorporated by reference to exhibits to Registration Statement on Form S-1 filed with the Commission on May 21, 2001.

(9) Incorporated by reference to exhibits of Form 8-K filed with the Commission on March 14, 2001.

     B.  Financial Statement Schedule.

     Valuation and Qualifying Accounts

                         FINANCIAL STATEMENT SCHEDULE

                                SONIC SOLUTIONS

                       VALUATION AND QUALIFYING ACCOUNTS

                   Years Ended March 31, 1999, 2000 and 2001
                                (in thousands)

                                                    Balance at    Charged to     Charged                     Balance
                                                    beginning     costs and      to other                   at end of
                                                    of period      expenses      accounts     Deductions     period
                                                   -----------    ----------    ----------   ------------  ----------
Year ended March 31, 1999
     Allowance for doubtful accounts.............     $223            50           ---         (133)          140
     Allowance for returns.......................      394           ---            85          (20)          459
                                                      ----           ---            --         ----         -----
                                                      $617            50            85         (153)          599
                                                      ====           ===            ==         ====         =====
Year ended March 31, 2000
     Allowance for doubtful accounts.............     $140           650           ---         (319)          471
     Allowance for returns.......................      459           ---           ---          ---           459
                                                      ----           ---            --         ----         -----
                                                      $599           650           ---         (319)          930
                                                      ====           ===            ==         ====         =====
Year ended March 31, 2001
     Allowance for doubtful accounts.............     $471           170           ---          (95)          546
     Allowance for returns.......................      459           ---           ---          ---           459
                                                      ----           ---            --         ----         -----
                                                      $930           170           ---          (95)        1,005
                                                      ====           ===            ==         ====         =====

Item 17. Undertakings.

A.  The undersigned Sonic Solutions hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Sonic Solutions pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Sonic Solutions pursuant to the provisions described under Item 15 above, or otherwise, Sonic Solutions has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Sonic Solutions of expenses incurred or paid by a director, officer or controlling person of Sonic Solutions in the successful defense of any action, suit or proceeding) is asserted against Sonic Solutions by such Director, officer or controlling person in connection with the securities being registered, Sonic Solutions will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, and the registrant has duly caused this Post-effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Novato, State of California, on the 7th day of November, 2001.


                                     Sonic Solutions

                                     By:  /s/ Robert J. Doris
                                          ----------------------------
                                          Robert J. Doris, President

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement on Form S-1/A has been signed below by the following persons in the capacities and on the dates indicated.


November 7, 2001            /s/ Robert J.Doris
                            ---------------------------------------------------
                            President and Director
                            Robert J. Doris

November 7, 2001            /s/ Mary C. Sauer *
                            ---------------------------------------------------
                            Senior Vice President of Business Development and
                            Director Mary C. Sauer

November 7, 2001            /s/ Robert M. Greber *
                            ---------------------------------------------------
                            Director
                            Robert M. Greber

November 7, 2001            /s/ R. Warren Langley *
                            ---------------------------------------------------
                            Director
                            R. Warren Langley

November 7, 2001            /s/ Peter J. Marguglio *
                            ---------------------------------------------------
                            Director
                            Peter J. Marguglio

November 7, 2001            /s/ A. Clay Leighton
                            ---------------------------------------------------
                            Senior Vice President of Worldwide Operations and
                            Finance and Chief Financial Officer (Principal
                            Financial Accounting Officer)
                            A. Clay Leighton

* By:  /s/ Robert J. Doris
      --------------------
      Robert J. Doris
      Attorney-in-fact

                                SONIC SOLUTIONS
                                 EXHIBIT INDEX

 Exhibit                        Description
2.1    (9)  Asset Purchase Agreement between Registrant and Daikin Industries,
            Ltd., dated as of February 27, 2001
3.1    (1)  Restated Articles of Incorporation
3.2    (1)  Amended and Restated By-Laws
3.3    (9)  Certificate of Determination of Series D Preferred Stock of Sonic
            Solutions
4.1    (1)  Specimen Common Stock Certificate
5       *   Opinion of Heller Ehrman White & McAuliffe
10.1   (1)  Amended and Restated Stock Option Plan (compensatory plan)
10.2   (1)  Lease Agreement dated December 16, 1991 between Phoenix Leasing
            Incorporated and the Company
10.3   (1)  Loan Agreement dated November 28, 1993 between Bank of America and the Company
10.4   (1)  Agreement dated September 28, 1993 between JL Cooper Electronics and the Company
10.5   (1)  Form of Indemnity Agreement
10.6   (2)  Lease Agreement dated January 26, 1995 between Golden Gate Plaza and the Company
10.7   (3)  Private Line of Credit Agreement dated December 31, 1997 between
            Kingsbridge Capital Limited and the Company
10.8   (4)  Private Securities Subscription Agreement dated March 31, 1998 between Hambrecht & Quist Guaranty Finance, LLC and the Company
10.9   (5)  Stock purchase agreement dated May 20, 1999 between Sonic Solutions and Kingsbridge Capital Limited
10.10  (5)  Registration Rights Agreement dated May 20, 1999 between Sonic
            Solutions and Kingsbridge Capital Limited
10.11  (6)  Private Securities Subscription Agreement dated October 15, 1999 between Hambrecht & Quist Guaranty Finance, LLC and the Company
10.12  (7)  1998 Stock Option Plan (compensatory plan)
10.13  (8)  Stock purchase agreement dated May 4, 2000 between Sonic Solutions and Kingsbridge Capital Limited
10.14  (8)  Registration Rights Agreement dated May 4, 2000 between Sonic
            Solutions and Kingsbridge Capital Limited
10.15   *   Amendment to Lease Agreement between Golden Gate Plaza and the
            Company


10.16  (9)  Registration Rights Agreement between Registrant and Daikin
            Industries, Ltd., dated as of February 27, 2001
10.17  (9)  Shareholder Agreement between Registrant and Daikin Industries,
            Ltd., dated as of February 27, 2001
10.18  (9)  Consulting Agreement between Registrant and Daikin Industries,
            Ltd., dated as of February 27, 2001
10.19  (9)  Distribution Agreement between Registrant and Daikin Industries,
            Ltd., dated as of February 27, 2001
23.1        Consent of Heller, Ehrman White & McAuliffe (included in Exhibit 5)
23.2        Consent of KPMG LLP

---------------
*  Previously filed.

(1) Incorporated by reference to exhibits to Registration Statement on Form S-1 (No. 33-72870) effective February 10, 1994.

(2) Incorporated by reference to exhibits to Annual Report on Form 10-K for the Fiscal Year Ended March 31, 1996 (No. 33-72870).

(3) Incorporated by reference to exhibits to Registration Statement on Form S-3 (No. 333-44347) effective January 30, 1998.

(4)  Incorporated by reference to exhibits to Registration Statement on Form S-3
     (No. 333-50697)     effective April 29, 1998.

(5) Incorporated by reference to exhibits to Registration Statement on Form S-1 filed on May 27, 1999.

(6) Incorporated by reference to exhibits to Registration Statement on Form S-3 filed on March 17, 2000.

(7) Incorporated by reference to Appendix A to the Registrant's Definitive Proxy Statement filed on July 21, 1998.

(8) Incorporated by reference to exhibits to Registration Statement on Form S-1 filed with the Commission on May 21, 2001.

(9) Incorporated by reference to exhibits of Form 8-K filed with the Commission on March 14, 2001.